Exhibit 2.2
AGREEMENT AND PLAN OF MERGER
among
ClearOne Communications, Inc.,
Alta-Wasatch Acquisition Corporation,
NetStreams, Inc.,
Austin Ventures VIII, L.P.,
and the
Incentive Plan Representative
(as identified herein)
Dated as of November 3, 2009

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

     This AGREEMENT AND PLAN OF MERGER is made and entered into as of November 3, 2009 (this “Agreement”), among ClearOne Communications, Inc., a Utah corporation (“Parent”), Alta-Wasatch Acquisition Corporation, a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), NetStreams, Inc., a Delaware corporation (the “Company”), and the following parties that are each entering into this Agreement for the limited purposes set forth in Sections 2.01(g), 2.03, 2.11, 6.01(a)(v) and 6.01(b)(ix) and Articles VIII and IX: Austin Ventures VIII, L.P. (“Company Stockholder”) a Delaware limited partnership, and Kevin A. Reinis (“Incentive Plan Representative”).
     A. The parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the “Merger”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”), on the terms and subject to the conditions of this Agreement and pursuant to the General Corporation Law of the State of Delaware (the “DGCL”).
     B. The Board of Directors of each of Parent and Merger Sub has determined that the Merger is in the best interests of their respective companies. The Board of Directors of the Company (the “Board”) has determined that the Merger is in the best interests of the Company, and, subject to the terms and conditions of this Agreement, to recommend the approval of this Agreement and the Merger to the Company’s stockholders.
     C. Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.01 Definitions.
     (a) For purposes of this Agreement:
     “Action” has the meaning ascribed thereto in Section 3.09.
     “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.
     “Aggregate Merger Consideration” means (A) One Million Nine Hundred and Fifty Thousand Dollars ($1,950,000) (as may be adjusted by the Closing Adjustment), minus (B) Transaction Expenses.
     “Agreement” has the meaning ascribed thereto in the Preamble.

     “Arbitrating Accountant” has the meaning ascribed thereto in Section 2.01(g)(v)(B).
     “Austin Ventures VIII, L.P. Convertible Notes” means the convertible promissory notes in the aggregate principal amount of $3,500,000 issued by the Company to Austin Ventures VIII, L.P.
     “AV VIII Holdings, Inc. Convertible Promissory Note” means the convertible promissory note in the principal amount of $250,000 issued by the Company to AV VIII Holdings, Inc.
     “Basket” has the meaning ascribed thereto in Section 8.09(a).
     “Board” has the meaning ascribed thereto in the Recitals.”
     “Bundled Earnout Products” has the meaning ascribed thereto in Section 2.01(g)(ix).
     “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in the City of Salt Lake City, Utah.
     “Bylaws” has the meaning ascribed thereto in Section 3.02.
     “Certificate of Incorporation” has the meaning ascribed thereto in Section 3.02.
     “Certificate of Merger” has the meaning ascribed thereto in Section 2.05(a).
     “Charter Documents” has the meaning ascribed thereto in Section 3.02.
     “Claim” has the meaning ascribed thereto in Section 8.10(a).
     “Claims Period” has the meaning ascribed thereto in Section 8.10(d).
     “Closing” has the meaning ascribed thereto in Section 7.01.
     “Closing Adjustment” has the meaning ascribed thereto in Section 2.04(a).
     “Closing Cash Consideration” means (A) One Million Nine Hundred and Fifty Thousand Dollars ($1,950,000), adjusted upwards or downwards by the Closing Adjustment, minus (B) the sum of (1) the Transactions Expenses and (2) the Escrow Cash.
     “Closing Date” has the meaning ascribed thereto in Section 7.01.
     “Closing Working Capital Statement” has the meaning ascribed thereto in Section 2.04(b)(i).
     “COBRA” has the meaning ascribed thereto in Section 3.10(o).
     “Code” has the meaning ascribed thereto in Section 3.10(a).

     “Common Merger Consideration” means a dollar amount, if any, equal to (A) the Post Preference Merger Consideration less (B) the Series A Merger Consideration, divided by (C) the number of issued and outstanding shares of Company Common Stock, which dollar amount is $0, as set forth in the Merger Consideration Certificate.
     “Company” has the meaning ascribed to such term in the introductory paragraph of this Agreement.
     “Company Capital Stock” means the Company Common Stock, the Company Preferred Stock, the Company Options, and any other rights to acquire capital stock of the Company from the Company.
     “Company Common Stock” means the common stock, par value $0.001 per share, of the Company.
     “Company Financial Statements” means the audited consolidated financial statements of the Company and its Subsidiaries for the fiscal years ended March 31, 2009 and March 31, 2008.
     “Company Indemnified Officers and Directors” has the meaning ascribed thereto in Section 5.08(a).
     “Company Indemnified Persons” means the Company, the Company Stockholder and the Incentive Plan Participants.
     “Company IT Systems” means all IT Systems used in or held for use in connection with the business of the Company and its Subsidiaries.
     “Company Management Incentive Plan” means the management incentive plan adopted by the Board on May 13, 2009, as amended.
     “Company Non-Participating Preferred Stock” means the Company’s Series A Convertible Preferred Stock, Series A-1 Convertible Preferred Stock, Series A-2 Convertible Preferred Stock.
     “Company Non-Participating Stock” means the Company Common Stock and the Company Non-Participating Preferred Stock.
     “Company Option Plan” has the meaning ascribed thereto in Section 3.03(b).
     “Company Optionholder” means a holder of Company Options.
     “Company Options” means all options and warrants to purchase or otherwise acquire shares of capital stock (or options, warrants or other rights to purchase or otherwise acquire shares of capital stock) of the Company from the Company.
     “Company Preferred Stock” means the Company Non-Participating Preferred Stock and the Company Series B Stock.

     “Company Revenue” has the meaning ascribed thereto in Section 2.01(g)(vi).
     “Company Securityholders” means the Company Stockholder and the Company Optionholders collectively.
     “Company Series B Stock” means the Series B Redeemable Preferred Stock, par value $0.001 per share, of the Company.
     “Company Stockholder” has the meaning ascribed to such term in the introductory paragraph of this Agreement.
     “Company Securityholder Approval” has the meaning ascribed thereto in Section 3.04.
     “Company Unaudited Financial Statements” means the unaudited consolidated financial statements of the Company and its Subsidiaries for the fiscal period commencing April 1, 2009 and ended September 30, 2009.
     “Company Warrants” has the meaning ascribed thereto in Section 3.03(b).
     “Confidential Information” has the meaning ascribed thereto in Section 3.14(g).
     “Contested Claim” has the meaning ascribed thereto in Section 8.13(b).
     “Contamination” or “Contaminated” means the presence (actual or reasonably suspected) of Hazardous Substances in, on or under the soil, groundwater, surface water or other environmental media or any structure or improvement, if any investigatory, remedial, removal reporting or other response action is required or legally could be required by a governmental authority under any Environmental Law with respect to such presence or suspected presence of Hazardous Substances, or if such response action otherwise is reasonable or appropriate under the circumstances.
     “control” (including the terms “controlled by” and “under “common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or by contract or otherwise.
     “Current Assets” has the meaning ascribed thereto in Section 2.04(a).
     “Current Liabilities” has the meaning ascribed thereto in Section 2.04(a).
     “Damages” means any and all losses, costs, damages, Liabilities and expenses (including reasonable attorneys’ fees, other professionals’ and experts’ fees, costs of investigation and court costs, but excluding incidental, special, consequential and punitive damages, other than any incidental, special, consequential and punitive damages payable by any Parent Indemnified Person to a third party), actually incurred and calculated net of actual recoveries under existing insurance policies (net of any applicable collection costs and reserves, deductibles, premium adjustments and retrospectively rated premiums) and net of actual recoveries received by a Parent Indemnified Person from a third party.

     “De Minimis Threshold” has the meaning ascribed thereto in Section 8.09(a).
     “DGCL” has the meaning ascribed thereto in the Recitals.
     “Disclosure Schedule” has the meaning ascribed thereto in the introductory paragraph of Article III.
     “Disputed Amounts” has the meaning ascribed thereto in Section 2.04(c)(iii).
     “Dissenting Shares” has the meaning ascribed thereto in Section 2.08(a).
     “Dissenting Shares Excess Payments” means (a) any payment in respect of Dissenting Shares in excess of the amount of cash that would have been issuable pursuant to Section 2.01(d) in respect of such shares or interests had they never been Dissenting Shares, and (b) any expenses, including attorneys’ fees, incurred by Parent or the Surviving Corporation in connection with negotiating and preparing any such payment, as contemplated by Section 2.08. Dissenting Shares Excess Payments shall constitute “Damages” for purposes of Article VIII without regard to the Basket.
     “Earnout Consideration” has the meaning ascribed thereto in Section 2.01(g)(iii).
     “Earnout Participants” has the meaning ascribed thereto in Section 2.01(g).
     “Earnout Payment Amount” has the meaning ascribed thereto in Section 2.01(g)(iv)(B).
     “Earnout Period” has the meaning ascribed thereto in Section 2.01(g)(i).
     “Earnout Products” has the meaning ascribed thereto in Section 2.01(g)(vii).
     “Earnout Ruling” has the meaning ascribed thereto in Section 2.01(g)(v)(D).
     “Earnout Threshold” has the meaning ascribed thereto in Section 2.01(g).
     “Effective Time” means the time of the filing of the Certificate of Merger (or such later time as may be mutually agreed in writing by the Company and Parent and specified in the Certificate of Merger).
     “Environmental Laws” means any United States federal, state, local or non United States laws, statutes, ordinances, regulations, rules, codes, orders, other requirements of law and common law relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) exposure or alleged exposure to Hazardous Substances; (iii) the manufacture, handling, transport, recycling, reclamation, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iv) pollution, natural resource damages or protection of the environment, health or safety.
     “Environmental Permits” has the meaning ascribed thereto in Section 3.16.
     “ERISA” has the meaning ascribed thereto in Section 3.10(a).

     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company and which, together with the Company, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.
     “Escrow Agent” means U.S. Bank National Association or such other financial institution as is reasonably acceptable to Parent and the Company.
     “Escrow Agreement” has the meaning ascribed thereto in Section 2.03.
     “Escrow Amount” has the meaning ascribed thereto in Section 2.03.
     “Escrow Cash” means an amount of cash equal to Three Hundred and Fifty-Thousand Dollars ($350,000).
     “Escrow Percentages” means, in the case of the Company Stockholder, eighty-five percent (85%), and in the case of the Incentive Plan Participants, those percentages set out opposite the names of the Incentive Plan Participants in the Merger Consideration Certificate.
     “Estimated Closing Working Capital” has the meaning ascribed thereto in Section 2.04(a).
     “Estimated Closing Working Capital Statement” has the meaning ascribed thereto in Section 2.04(a).
     “Exchange Act” means the Securities and Exchange Act of 1934, as amended.
     “GAAP” has the meaning ascribed thereto in Section 3.07(a).
     “GAAP Exceptions” has the meaning ascribed thereto in Section 2.04(a).
     “Governmental Authority” has the meaning ascribed thereto in Section 3.05(b).
     “Hazardous Substances” means (i) those substances defined in or regulated under the following United States federal statutes and their state and local counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; and (iv) polychlorinated biphenyls, asbestos, mold and radon.
     “Incentive Plan Participants” means those persons identified, in the Merger Consideration Certificate, as constituting the participants in the Company Management Incentive Plan.
     “Incentive Plan Representative” has the meaning ascribed thereto in the Preamble.

     “Indebtedness” means, with respect to the Company: (a) indebtedness created, issued or incurred for borrowed money (whether by loan or the issuance and sale of securities), including without limitation, any interest, prepayment penalties, expenses or fees accruing thereon payable with respect thereto; (b) indebtedness of others guaranteed by the Company; and (c) any amounts payable to the Company Shareholder; provided, however, Indebtedness shall not include obligations of the Company for capitalized leases and for accrued current liabilities incurred prior to Closing in the Ordinary Course of Business.
     “Indemnified Party” has the meaning ascribed thereto in Section 8.10(b).
     “Indemnifying Party” has the meaning ascribed thereto in Section 8.10(b).
     “Indemnified Person” means the Parent, acting on its own behalf or on behalf of another Parent Indemnified Person, or the Company Indemnified Persons, as the context requires.
     “Independent Accountants” has the meaning ascribed thereto in Section 2.04(c)(iii).
     “Integrated Earnout Products” has the meaning ascribed thereto in Section 2.01(g)(vii).
     “Intellectual Property” means, collectively, all of the following worldwide legal rights, whether or not filed, perfected, registered or recorded, that may exist under the laws of any jurisdiction to and under all: (i) patents, patent applications, statutory invention registrations, patent rights, including all continuations, continuations-in-part, divisions, reissues, reexaminations or extensions thereof, whether now existing or hereafter filed, issues or acquired, and all inventions, whether or not patentable, (ii) trademarks, service marks, domain names, (including, but not limited to Internet domain names, Internet and World Wide Web URLs, and domain name registrations and pending applications therefor) trade dress, logos, trade names, corporate names, and other identifiers of source or goodwill, including registrations and applications for registration thereof, (iii) rights associated with works of authorship (including audiovisual works) including mask works and copyrights, including copyrights in Software, and registrations and applications for registration thereof, and (iv) rights relating to the protection of trade secrets, know-how, invention rights, and other confidential or proprietary technical, business and other information, including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, and all rights in any jurisdiction to limit the use or disclosure thereof.
     “IRS” means the United States Internal Revenue Service.
     “IT Systems” means computer systems, programs, networks, hardware, Software, databases, operating systems, Internet websites, website content and links and equipment used to process, store, maintain and operate data, information and functions.
     “knowledge of the Company” or the “Company’s knowledge” means the actual knowledge of Kevin Reinis, Peter Radekevich, Michael Braithwaite or Doug Parse.
     “Law” has the meaning ascribed thereto in Section 3.05(a).

     “Lease Documents” has the meaning ascribed thereto in Section 3.13(b).
     “Liability” or “Liabilities” means any debt, liability and obligation, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law, action or government order and those arising under any contract.
     “Licensed Intellectual Property” means Intellectual Property licensed to the Company or any of its Subsidiaries pursuant to the Licenses.
     “Licenses” means all licenses, sublicenses and other contracts pursuant to which the Company or any of its Subsidiaries acquired or is authorized to use or exercise any third party Intellectual Property.
     “Material Adverse Effect” means, when used in connection with the Company, any event, circumstance, change or effect that, individually or in the aggregate with any other events, circumstances, changes and effects occurring after the date hereof, is or would reasonably be expected to be materially adverse to (i) the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Company to consummate the Merger, except to the extent that such effect is caused by, or results from changes in general economic conditions or changes affecting the industry in which the Company operates generally (provided that such changes do not affect the Company and its Subsidiaries in a substantially disproportionate manner), (3) the taking of any action required by this Agreement; and (4) any breach of this Agreement by the Parent.
     “Material Contracts” has the meaning ascribed thereto in Section 3.18(a).
     “Merger” has the meaning ascribed thereto in the Recitals.
     “Merger Consideration” means the aggregate of the dollar amounts specified in (A) in Section 2.01(b) with respect to the AV VIII Holdings, Inc. Convertible Promissory Note, (B) Section 2.01(c) with respect to the Company Management Incentive Plan, and (C) subparagraphs (i) (which, for clarity, is $0) and (ii) of Section 2.01(d), with respect to the Company Non-Participating Preferred Stock and the Company Series B Stock, respectively.
     “Merger Consideration Certificate” has the meaning ascribed thereto in Section 2.01(d)(i).
     “Merger Sub” has the meaning ascribed thereto in the Preamble.
     “Merger Sub Common Stock” means the Common Stock, par value $0.001 per share, of Merger Sub.
     “Note Payoff Amount” has the meaning ascribed thereto in Section 2.01(b).
     “Notice of Claim” has the meaning ascribed thereto in Section 8.10(b).
     “Notification Deadline” has the meaning ascribed thereto in Section 2.01(g)(iv)(C).

     “Objection Deadline Date” has the meaning ascribed thereto in Section 2.01(g)(v).
     “One-Year Anniversary Date” has the meaning ascribed thereto in Section 2.01(g)(i).
     “Ordinary Course of Business” means the ordinary course of business of the Company or its Subsidiaries, conducted in accordance with past practices.
     “Owned Intellectual Property” means any Intellectual Property that is owned or purportedly owned by the Company or any of its Subsidiaries.
     “Parent” has the meaning ascribed thereto in the Preamble.
     “Parent Indemnified Person” means the Parent and its officers, directors, agents, affiliates, representatives, stockholders and employees, and each person, if any, who controls or may control Parent within the meaning of the Securities Act (such persons being referred to collectively as “Parent Indemnified Persons”).
     “Parent Objection Procedure” has the meaning ascribed thereto in Section 2.01(g)(iv)(D)(1).
     “Payable Post-Closing Adjustment” has the meaning ascribed thereto in Section 2.04(b)(ii).
     “Payable Post-Closing Adjustment Determination” has the meaning ascribed thereto in Section 2.03(c)(v).
     “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, trust, association or entity or government, political subdivision, agency or instrumentality of a government.
     “Permits” has the meaning ascribed thereto in Section 3.06(a).
     “Piper Jaffray” has the meaning ascribed thereto in Section 2.03.
     “Piper Jaffray Agreement” has the meaning ascribed thereto in Section 2.03.
     “Plans” has the meaning ascribed thereto in Section 3.10(a).
     “Post-Closing Adjustment” has the meaning ascribed thereto in Section 2.04(b).
     “Post-Closing Adjustment Threshold” has the meaning ascribed thereto in Section 2.04(b)(ii).
     “Post Preference Merger Consideration” means the positive difference of (i) the Aggregate Merger Consideration over (ii) the aggregate amount to be paid to the holders of Company Series B Stock pursuant to Section 2.01(d)(ii), which dollar amount is $0, as set forth in the Merger Consideration Certificate.
     “Priority Claims” has the meaning ascribed thereto in Section 2.01(g)(iv)(D).

     “Registered Intellectual Property” means any Owned Intellectual Property subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental bodies in the United States or applicable foreign jurisdictions, including, but not limited to, any United States, international and foreign: (A) patents and patent applications (including provisional applications); (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (C) registered Internet domain names; and (D) registered copyrights and applications for copyright registration.
     “Resolution Period” has the meaning ascribed thereto in Section 2.04(c)(ii).
     “Review Period” has the meaning ascribed thereto in Section 2.04(c)(i).
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Series A Merger Consideration” means a dollar amount equal to the Post Preference Merger Consideration divided by the number of issued and outstanding shares of Company Non-Participating Preferred Stock, which dollar amount is $0, as set forth in the Merger Consideration Certificate.
     “Shrink Wrap Software” means licenses of generally commercially available off-the-shelf Software licensed pursuant to un-negotiated end-user license or subscription agreements, shrink-wrap, click-wrap licenses or other similar licenses.
     “Software” means computer software, programs and databases in any form, including Internet web sites, web content and links, all versions, updates, corrections, enhancements, and modifications thereof, and all related documentation.
     “Special Representations” means the representations set forth in Section 3.03 (Capitalization) and 3.04 (Authority Relative to this Agreement), and any representations contained in the Merger Consideration Certificate.
     “Square 1 Loan” means the Indebtedness of the Company to Square 1 Bank pursuant to that certain Loan and Security Agreement between Square 1 Bank and the Company dated November 12, 2008, as amended from time to time (the “Square 1 Bank Loan Agreement”), but excluding (notwithstanding the definition of “Indebtedness” herein) any “Success Fee” payable by the Company to Square 1 Bank upon completion of the Merger pursuant to the terms of the Square 1 Bank Loan Agreement.
     “Statement of Objections” has the meaning ascribed thereto in Section 2.04(c)(ii).
     “Stockholder Consent” has the meaning ascribed thereto in Section 5.01(a).
     “Stockholders’ Meeting” has the meaning ascribed thereto in Section 5.01(a).
     “Surviving Corporation” has the meaning ascribed thereto in the Recitals.

     “Subsidiary” or “Subsidiaries” of the Company, the Surviving Corporation, Parent, as applicable, or any other person, means an affiliate entity controlled by such person, directly or indirectly through one or more intermediaries.
     “Target Working Capital” has the meaning ascribed thereto in Section 2.04(a).
     “Tax Claim” has the meaning ascribed thereto in Section 5.07(a)(iv).
     “Taxes” shall mean (i) any and all taxes, fees, levies, duties, tariffs, imposts and other similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges, and (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) above as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.
     “Tax Return” means any return, report, schedule, declaration, estimate or election (including attachments to any of the foregoing) filed or required to be filed with any Governmental Authority with respect to Taxes.
     “Third-Party Claim” has the meaning ascribed thereto in Section 8.10(b).
     “Transaction Expenses” means all third party fees and expenses incurred by the Company in connection with the Merger and this Agreement and the transactions contemplated hereby as listed on Schedule 7.02(d), as such Schedule may be updated at Closing by written agreement among the Parent, the Company Stockholder and the Company.
     “Undisputed Amounts” has the meaning ascribed thereto in Section 2.04(c)(iii).
     “Unilateral Written Direction” has the meaning ascribed thereto in Section 2.01(g)(iv)(D).
     “Unresolved Objections” has the meaning ascribed thereto in Section 2.01(g)(v)(D).
     “Working Capital Adjustment” means the Closing Adjustment, as such amount may be adjusted by the Post-Closing Adjustment.
     “Year 1 Balance” has the meaning ascribed thereto in Section 2.01(g)(iv)(D).
     “Year 1 Earnout” has the meaning ascribed thereto in Section 2.01(g)(iii).

     “Year 1 Earnout Excess Payment” has the meaning ascribed thereto in Section 2.01(g)(iv)(D).
     “Year 2 Earnout” has the meaning ascribed thereto in Section 2.01(g)(iii).
     “Year 2(A) Balance” has the meaning ascribed thereto in Section 2.01(g)(iv)(D).
     “Year 2(A) Earnout Excess Payment” has the meaning ascribed thereto in Section 2.01(g)(iv)(D).
     “Year 2(A) Priority Claims” has the meaning ascribed thereto in Section 2.01(g)(iv)(D).
     “Year 2(B) Balance” has the meaning ascribed thereto in Section 2.01(g)(iv)(D).
     “Year 2(B) Earnout Excess Payment” has the meaning ascribed thereto in Section 2.01(g)(iv)(D).
     “Year 2(B) Priority Claims” has the meaning ascribed thereto in Section 2.01(g)(iv)(D).
ARTICLE II
THE MERGER
     2.01 Merger Consideration; Conversion of the Shares; Earnout Consideration.
          (a) Conversion of Merger Sub Common Stock. At the Effective Time, each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, par value $0.001 per share, of the Surviving Corporation, and the shares of the Surviving Corporation into which the shares of Merger Sub Common Stock are so converted shall be the only shares of Company Capital Stock that are issued and outstanding immediately after the Effective Time.
          (b) AV VIII Holdings, Inc. Convertible Promissory Note. At the Effective Time, $250,000 plus interest accrued through the Effective Time (such amount, the “Note Payoff Amount”) of the Closing Cash Consideration shall be payable to AV VIII Holdings, Inc. as payment in full of the AV VIII Holdings, Inc. Convertible Promissory Note.
          (c) Company Management Incentive Plan. At the Effective Time, 15% of (1) the Closing Cash Consideration less (2) the Note Payoff Amount shall be payable to the Incentive Plan Participants in accordance with the Merger Consideration Certificate.
          (d) Conversion of Company Capital Stock.
               (i) Company Non-Participating Stock. Pursuant to the provisions of the Merger Consideration Certificate (as hereinafter defined), each share of Company Non-

Participating Stock that is issued and outstanding immediately prior to the Effective Time is entitled to receive an amount of cash, without interest, equal to either the Series A Merger Consideration or the Common Merger Consideration, as applicable. However, since both of these amounts will be nil ($0), each share of Company Non-Participating Stock will be, as at the Effective Time, cancelled and extinguished, with no payment or distribution being made with respect thereto. “Merger Consideration Certificate” means a certificate in the form attached hereto as Exhibit A, to be prepared by the Company as of the Closing Date and signed by the Secretary of the Company’s Board of Directors and the Company’s Chief Financial Officer and delivered to the Parent at Closing, which certificate will represent and warrant to the Parent that the Merger is treated as a liquidation, dissolution or winding up of the Company under the Certificate of Incorporation and that the distribution provisions set forth in the Merger Consideration Certificate with respect to the Merger Consideration are in accordance with the provisions, including liquidation preferences, of the Certificate of Incorporation.
               (ii) Company Series B Stock. Pursuant to the provisions of the Merger Consideration Certificate, at the Effective Time, each share of Company Series B Stock that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive an amount of cash, without interest, equal to (A) 85% of that amount which is equal to (1) the Closing Cash Consideration, less (2) the Note Payoff Amount divided by (B) the number of then-outstanding shares of the Company’s Series B Stock, all as set forth in the Merger Consideration Certificate.
          (e) Dissenting Shares. As more fully set forth in Section 7.03, holders of shares of Company Capital Stock who have complied with all requirements for perfecting dissenters’ rights, as set forth in the DGCL, shall be entitled to their rights under the DGCL with respect to such shares.
          (f) Cancellation of Certain Shares and Company Options. Notwithstanding Section 2.01(d), (i) each share of Company Capital Stock held by the Company immediately prior to the Effective Time, and (ii) each Company Option that is issued and outstanding immediately prior to the Effective Time, shall in each case, by virtue of the Merger and without the need for any further action on the part of the holder hereof (except as expressly provided herein), be cancelled and extinguished without any conversion thereof or payment therefor.
          (g) Earnout Consideration. In accordance with the Merger Consideration Certificate, the Company Stockholder and the Incentive Plan Participants shall together (as such, the “Earnout Participants”) be entitled to the additional earnout amount set forth below as determined by future Company Revenue (as defined below) for the Earnout Periods described below on the following terms:
               (i) The earnout period shall consist of two years (each, an “Earnout Period”), the first beginning on the day following the Closing Date and ending one year thereafter (the “One Year Anniversary Date”), and the second beginning on the day following the One Year Anniversary Date and ending one year thereafter.

               (ii) Earnout Threshold. The threshold amounts (each, an “Earnout Threshold”) shall be $6,000,000 for the first Earnout Period and $9,000,000 for the second Earnout Period.
               (iii) Earnout Consideration. The earnout amount payable for each Earnout Period (in the aggregate for both such Earnout Periods, the “Earnout Consideration”; such amount, with respect to the first Earnout Period, “Year 1 Earnout”; such amount with respect to the second Earnout Period, “Year 2 Earnout”) shall be calculated as follows: provided the Earnout Threshold is achieved for a given Earnout Period, the Earnout Consideration for such Earnout Period shall equal the product of (A) the Company Revenue during the Earnout Period, multiplied by (B) seven percent (7.0%); provided that the maximum amount of aggregate Earnout Consideration for the two Earnout Periods shall not exceed $3,000,000. The parties intend that, for tax purposes, the payments (set forth in subsections (i) through (iii) above) shall qualify for installment sale treatment under §453 of the Code. Such payments shall be treated as imputed interest to the extent required by the Code.
               (iv) Payments; Review of Books and Records.
                    (A) For any Earnout Consideration payments due to the Earnout Participants pursuant to clauses (i), (ii) and (iii) of Section 2.01(g), Parent shall pay, in accordance with this Section 2.01(g)(iv), the applicable Earnout Consideration amount to the Escrow Agent, to be dealt with in accordance with the terms and conditions of the Escrow Agreement.
                    (B) Parent shall deliver, by the Notification Deadline (as hereinafter defined), to each of the Company Stockholder and the Incentive Plan Representative a certificate of the Chief Financial Officer, Treasurer or Controller of Parent certifying on behalf of Parent the amount of Company Revenue for the applicable Earnout Period and the amount of any Earnout Consideration payable in respect of such period (for the purposes of this Section 2.01(g), the “Earnout Payment Amount”). On at least fifteen (15) days prior written notice from the Company Stockholder to Parent given within thirty (30) days after the Company’s Stockholder’s receipt of the foregoing certificate from Parent (with respect to the sale of Earnout Products by the Parent or Parent’s other subsidiaries), the Company Stockholder, on its own behalf and on behalf of the Incentive Plan Representative, shall have a right to audit the books and records of the Company and the Parent to verify Company Revenue for the Earnout Period.
                    (C) Parent shall pay the Earnout Payment Amount to the Escrow Agent within sixty days after the close of the Applicable Earnout Period (such date, the “Notification Deadline”). If an Earnout Ruling (as hereinafter defined) is subsequently duly delivered by the Arbitrating Accountant (as hereinafter referenced) to the Escrow Agent, then (I) if the Earnout Ruling provides for additional Earnout Consideration to be added to the Earnout Payment Amount, Parent shall promptly pay such amount to the Escrow Agent, and (II) if the Earnout Ruling stipulates that Parent’s original Earnout Payment Amount was too high, the Escrow Agent, pursuant to the Escrow Agreement, shall promptly pay any overage to Parent.
                    (D) The parties acknowledge and agree that the Escrow Agreement shall provide that:

     (1) except with respect to funds payable to the Parent pursuant to an Earnout Ruling, no Earnout Consideration with respect an Earnout Period shall be released from escrow until a written direction (“Written Direction”), executed by Parent and Company Stockholder has been delivered to the Escrow Agent, confirming either (x) there are no disagreements concerning the amount of such consideration or (y) an Earnout Ruling with respect to such consideration has been delivered; provided, however, if Company Stockholder sends a Written Direction, signed solely by the Company Stockholder (herein, a “Unilateral Written Direction”), to the Escrow Agent that there are no disagreements in any Earnout Payment Amount for a particular Earnout Period, then the Escrow Agent shall immediately pay out to the Earnout Participants any Earnout Amounts not otherwise subject to a replenishment of Escrow Cash, a negative Post-Closing Adjustment, undisputed but unpaid Claims, or outstanding but unresolved Claims as set forth in subsections (2), (3) and (4) below of this Section 2.01(g)(iv)(D). Notwithstanding the foregoing, such Unilateral Written Direction shall not be effective unless a copy of the same has simultaneously been delivered to Parent and its legal counsel pursuant to Section 9.01 herein and seven (7) business days have passed without written objection being conveyed from Parent or its legal counsel to Company Stockholder and Escrow Agent (the “Parent Objection Procedure”).
     (2) upon receipt of a Written Direction with respect to the Year 1 Earnout, the Escrow Agent shall immediately pay out to the Earnout Participants any portion of the Year 1 Earnout in excess of $420,000 (such excess, the “Year 1 Earnout Excess Payment”) and shall then apply the balance (i.e., $420,000) as follows: first, to replenish any Escrow Cash paid out during the year following Closing in respect of Claims and a Post-Closing Adjustment, to be available for settlement of Claims pursuant to the Escrow Agreement and Article VIII hereof; second, to payment to Parent of any undisputed but unpaid Claims; third, to a reserve in respect of outstanding but unresolved Claims by Parent, to be paid out upon settlement of such Claims pursuant to the Escrow Agreement and Article VIII hereof (such three applications, collectively, “Priority Claims”); and, fourth to disbursement of the balance (“Year 1 Balance”), if any, to the Earnout Participants, provided that the amounts set forth in part 1 of Schedule 2.01(g) hereto shall be paid out of such Year 1 Balance to the parties listed in part 1 of Schedule 2.01(g) prior to making any payments to the Earnout Participants; provided further, that to the extent any Escrow Cash was paid out to Parent in respect of a Payable Post-Closing Adjustment, then the Year 1 Balance and — if and to the extent the Year 1 Balance is insufficient for such purpose — the

Year 1 Earnout Excess Payment, shall be reduced by such amount, dollar for dollar, to the extent as may be necessary to satisfy Priority Claims;
     (3) if no Year 1 Earnout was paid — then, upon receipt of a Written Direction with respect to the Year 2 Earnout, the Escrow Agent shall immediately pay out to the Earnout Participants any portion of the Year 2 Earnout in excess of $630,000 (such excess, the “Year 2(A) Earnout Excess Payment”) and shall then apply the balance (i.e., $630,000) as follows: first, to payment to Parent of any undisputed but unpaid Claims; second, to a reserve in respect of outstanding but unresolved Claims by Parent, to be available for settlement of Claims pursuant to the Escrow Agreement and Article VIII hereof (such two applications, collectively, “Year 2(A) Priority Claims”); and, third to disbursement of the balance (“Year 2(A) Balance”), if any, to the Earnout Participants, provided that the amounts set forth in part 2 of Schedule 2.01(g) hereto shall be paid out of such Year 2(A) Balance to the parties listed in part 2 of Schedule 2.01(g) prior to making any payments to the Earnout Participants; provided further, that to the extent any Escrow Cash was paid out to Parent in respect of a Payable Post-Closing Adjustment, then the Year 2(A) Balance and — if and to the extent the Year 2(A) Balance is insufficient for such purpose — the Year 2(A) Earnout Excess Payment, shall be reduced by such amount, dollar for dollar, to the extent as may be necessary to satisfy Year 2(A) Priority Claims;
     (4) If the Year 1 Earnout was paid — then, upon receipt of a Written Direction with respect to the Year 2 Earnout, the Escrow Agent shall deal with such Year 2 Earnout as follows: first, to payment to Parent of any undisputed but unpaid Claims; second, to a reserve in respect of outstanding but unresolved Claims by Parent, to be available for settlement of Claims pursuant to the Escrow Agreement and Article VIII hereof (such two applications, both subject to the limitation set forth in Section 8.09(b), collectively, “Year 2(B) Priority Claims”); and, third to disbursement of the balance (“Year 2(B) Balance”), if any, to the Earnout Participants, provided that that the amounts set forth in part 2 of Schedule 2.01(g) hereto shall be paid out of such Year 2(B) Balance to the parties listed in part 2 of Schedule 2.01(g) prior to making any payments to the Earnout Participants.
                    Any payment made pursuant to this Section 2.01(g)(iv)(D) to persons listed on Schedule 2.01(g) shall be referred to herein, in the Escrow Agreement and in any Written Direction or Unilateral Written Direction as a “Schedule 2.01(g) Payment.” It is specifically acknowledged and agreed by the parties that the amounts set forth on Schedule 2.01(g) comprise Transaction Expenses, the payment of which has been deferred

Notwithstanding anything to the contrary in this Section 2.01(g)(iv)(D), upon receipt of a Written Direction or a Unilateral Written Direction (and compliance, in the case of a Unilateral Written Objection, with the Parent Objection Procedure), all Earnout Amounts which are in escrow which are not held for (1) replenishment of the Escrow Cash, (2) payment of amounts owed due to negative Post-Closing Adjustments, (3) payment of unsettled and unpaid Claims or (4) reservation against outstanding but unresolved Claims, or which are not required to be paid to those persons and in those amounts described in Schedule 2.01(g), shall be immediately disbursed to the Escrow Participants, all pursuant to the Escrow Agreement.
               (v) Disagreements over Earnout Consideration. If the Company Stockholder disagrees with Parent’s calculation of the Earnout Consideration payable for an Earnout Period, the Company Stockholder shall, on its own behalf and on behalf of the Incentive Plan Representative, deliver to Parent, by the date 45 days after the date on which Parent shall have delivered to the Company Stockholder the certificate indicating the amount of Company Revenue and any applicable Earnout Consideration payable to the Company Stockholder for the Earnout Period (the “Objection Deadline Date”), a reasonably detailed statement describing its objections (if any) to Parent’s calculations and its assertion of the appropriate calculation of Earnout Consideration. If the Company Stockholder timely objects to such calculations from Parent and offers its own calculation, such objections shall be resolved as follows:
                    (A) Parent and the Company Stockholder shall first use reasonable efforts to resolve such objections.
                    (B) If Parent and the Company Stockholder do not reach a resolution of all objections set forth on the Company Stockholder’s statement of objections within 30 days after delivery of such statement of objections, Parent and the Company Stockholder shall, within 30 days following the expiration of such 30-day period, engage an Arbitrating Accountant (as referenced below), pursuant to an engagement agreement executed by Parent, the Company Stockholder and the Arbitrating Accountant, to resolve any remaining objections set forth on such Company Stockholder’s statement of objections and its calculation (the “Unresolved Objections”). “Arbitrating Accountant” shall mean an accountant selected by Parent and reasonably acceptable to the Company Stockholder, which has not performed services for Parent or the Company Stockholder.
                    (C) Parent and the Company Stockholder shall jointly submit to the Arbitrating Accountant, within 10 days after the date of the engagement of the Arbitrating Accountant (as evidenced by the date of the engagement agreement), a copy of such calculations of the Earnout Consideration, a copy of the statement of objections delivered by the Company Stockholder to Parent, and a statement setting forth the resolution of any objections agreed to by Parent and the Company Stockholder. Each of Parent and the Company Stockholder shall submit to the Arbitrating Accountant (with a copy delivered to the other party on the same day), within 45 days after the date of the engagement of the Arbitrating Accountant, a memorandum (which may include supporting exhibits) setting forth their respective positions on the Unresolved Objections. Each of Parent and the Company Stockholder may (but shall not be required to) submit to the Arbitrating Accountant (with a copy delivered to the other party on the same day), within 60 days after the date of the engagement of the Arbitrating Accountant, a memorandum responding to the initial memorandum submitted to the Arbitrating Accountant by the other party. Unless expressly requested in writing by the Arbitrating Accountant in a request made known to both Parent and the Company Stockholder, neither party may present any additional information or arguments to the Arbitrating Accountant, either orally or in writing.
                    (D) Within 90 days after the date of its engagement hereunder (the “Determination Deadline”), the Arbitrating Accountant shall determine whether the objections raised by the Company Stockholder are valid in light of the definition of Company Revenue contained herein and the calculation of Earnout Consideration under Section 2.01(g)(iii) and shall issue a ruling (“Earnout Ruling”) which shall include a calculation of the Earnout Consideration for the Earnout Period in accordance with Section 2.01(g), as adjusted pursuant to any resolutions to objections agreed upon by Parent and the Company Stockholder and pursuant to the Arbitrating Accountant’s resolution of the Unresolved Objections. Such calculation of the Earnout Consideration for the Earnout Period shall be deemed to be final. The Arbitrating Accountant shall provide copies, by the Determination Deadline, of any Earnout Ruling to each of the Parent, the Company Stockholder, the Incentive Plan Representative and the Escrow Agent.
                    (E) The resolution by the Arbitrating Accountant of the Unresolved Objections shall be conclusive and binding upon Parent, the Company Stockholder and the Incentive Plan Representative. Parent and the Company Stockholder agree that the procedure set forth in this Section 2.01(g)(v) for resolving disputes with respect to the payout of the Earnout Consideration for the Earnout Period shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit either party from instituting litigation to enforce the ruling of the Arbitrating Accountant.
                    (F) The fees and expenses of the Arbitrating Accountant shall be borne by Parent or the Company Securityholders depending on which party’s calculation of the Earnout Consideration is furthest away from the final Earnout Consideration determined by the Arbitrating Accountant (and to the extent that the Company Stockholder’s calculation of the Earnout Consideration is furthest away from that determined by the Arbitrating Accountant, Parent and the Company Stockholder shall cause the Escrow Agent to deduct such fees and expenses of the Arbitrating Accountant and to pay such amount to Parent).
               (vi) Company Revenue. For purposes of this Agreement, “Company Revenue” for an Earnout Period shall be the aggregate amount of revenue from sales (excluding taxes) in the Earnout Period of the Earnout Products, Integrated Earnout Products and Bundled Earnout Products (as such terms are hereinafter defined) by the Company, the Parent, or the Parent’s other subsidiaries into the Company’s or the Parent’s sales channels, as determined in accordance with GAAP and as consistently applied by the Company in the Company Financial Statements or the Parent in the Parent’s consolidated financial statements, as the case may be. Any subsequent change in the GAAP voluntarily adopted by the Company in its financial statements or the Parent in the Parent’s consolidated financial statements, as the case may be, that would adversely affect Company Revenue shall not be taken into account for purposes of calculating Company Revenue for purposes of this Agreement (regardless of how Company Revenue is accounted for other purposes such as Parent’s reporting or internal accounting). For purposes of determining Company Revenue for an Earnout Period, Parent shall not impose on the Company any adjustment or charge in the nature of a general and administrative, management or similar adjustment or charge.
     The Company Revenue from the Bundled Earnout Products shall be computed by the following formula:
(Sale price of the Bundled Earnout Products) x (Revenue from Bundled SKUs)
(Sale price of the Bundled Earnout Products + Sale Price of Parent Products)
     The Company Revenue from the Integrated Earnout Products shall be computed by the following formula:
(Cost of the Integrated Earnout Product) x (Revenue from the integrated product of the Parent)
Cost of the Integrated Earnout Product of the Parent
     Cost for the above purposes would be computed in accordance with GAAP.
               (vii) Earnout Products. For purposes of this Agreement, “Earnout Products” shall mean each of the products currently produced, manufactured, marketed, licensed, sold or distributed by the Company and its Subsidiaries or currently in development by the Company or its Subsidiaries and not yet in the marketplace, including derivatives and updates of all such products.
               (viii) Integrated Earnout Products. For purposes of this Agreement, “Integrated Earnout Products” shall mean Earnout Products sold during an Earnout Period which have been integrated into products of the Parent.
               (ix) Bundled Earnout Products. For purposes of this Agreement “Bundled Earnout Products” shall mean an Earnout Product sold during an Earnout Period, where products of the Parent and Earnout Products are sold in combination as a unique and single SKU.
     2.02 Company Options.
     Parent is not assuming, and shall not assume, any obligations or Liabilities under (a) any option or similar plan of the Company or its Subsidiaries, (b) any outstanding Company Options, or (c) any other direct or indirect rights to acquire shares of Company Capital Stock (other than to make the payments contemplated under Section 2.01(d)). On the Closing Date, any option or similar plan of the Company or its Subsidiaries, the Company Options, and any other direct or indirect rights to acquire shares (or Company Options) of Company Capital Stock from the Company shall be terminated without further obligation or Liability of the Company, Parent or the Surviving Corporation. Parent shall not be required to substitute any equivalent option or right for any such terminated Company Option or right.
     2.03 Escrow.
     At the Effective Time, Parent shall withhold the Escrow Cash from the Closing Cash Consideration payable, in accordance with the Merger Consideration Certificate, to the Incentive

Plan Representative (on behalf of the Incentive Plan Participants), the Company Stockholder and Piper Jaffray & Co. (“Piper Jaffray”). For the purposes of this Section 2.03, the Incentive Plan Representative and the Company Stockholder are together referred to as the “Escrow Participants.” Simultaneously with the execution and delivery of this Agreement, Parent, the Incentive Plan Representative (on behalf of the Incentive Plan Participants) and the Escrow Agent shall enter into an escrow agreement (the “Escrow Agreement”) which will provide the terms and conditions for the release of the Escrow Cash, along with any other amounts deposited with the Escrow Agent as security for the indemnification obligations of Article VIII pursuant to the terms of this Agreement (such amounts, together with the Escrow Cash, comprising the “Escrow Amount”), after the second anniversary of the Closing Date, subject to the terms of this Agreement and the Escrow Agreement. On the Closing Date, Parent shall cause the Escrow Cash to be deposited with the Escrow Agent. The Escrow Agent shall hold the Escrow Amount as security for the indemnification rights under Article VIII and pursuant to the terms of that certain letter agreement dated as of October 30, 2009 between Piper Jaffray and NetStreams, L.L.C. (the “Piper Jaffray Agreement”), amending that certain engagement letter between Piper Jaffray and NetStreams, L.L.C. dated February 2, 2009. The parties intend that, for tax purposes, the Escrow Cash shall qualify for installment sale treatment under §453 of the Code. A portion of the Escrow Cash will be treated as imputed interest to the extent required under the Code.
     2.04 Closing Adjustment.
          (a) Closing Adjustment. As soon as practicable before the Closing, the Company shall prepare and deliver to Parent a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of the Company’s Chief Financial Officer that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP, consistently applied, subject to the following (the “GAAP Exceptions”):
               (i) With respect to accounts receivable, no allowance shall be provided for doubtful accounts. All known bad debts as of the Effective Date would be deducted from accounts receivable. Receivables attributable to products sent as advance replacement to customers shall be valued at 10% of the recorded receivable, and products loaned to customers and manufacturer representatives shall be valued at 42% of their cost.
               (ii) With respect to inventory, refurbished inventory in normal working condition shall be valued at 70% of the average cost. Inventory returned by customers, but not yet refurbished to working condition shall be valued at 35% of the average cost. No other reserves against inventory shall be permitted.
               (iii) With respect to accounts payable, all known payables including with respect to inventory received, shall be taken into account.
               (iv) With respect to accrued expenses, in calculating accrued expenses, the following amounts shall be disregarded:

                    (A) expenses for services received but for which amounts due are not known or invoiced, not exceeding $50,000 in aggregate before the Effective Date;
                    (B) salaries and related employer taxes accrued until the Effective Date in respect of the first payroll to be paid after closing, excluding termination bonuses and other payments;
                    (C) vacation accrued for continuing employees; and
                    (D) interest and finance charges accrued to the extent of $17,000.
               (v) With respect to warranty claims, accrual for warranty claims shall be restricted to $85,000.
          The “Closing Adjustment” shall be an amount equal to the Estimated Closing Working Capital minus $1,000,000 (the “Target Working Capital”). If the Closing Adjustment is a positive number, the Closing Cash Consideration shall be increased by the amount of the Closing Adjustment. If the Closing Adjustment is a negative number, the Closing Cash Consideration shall be reduced by the amount of the Closing Adjustment.
     “Closing Working Capital” shall be defined as the Current Assets of the Company as at the Closing Date less the Current Liabilities of the Company as at the Closing Date. “Current Assets” of the Company shall mean the sum of accounts receivable, prepaid expenses, inventories and all other current assets of the Company, including cash and cash equivalents, all as determined in accordance with GAAP, consistently applied. “Current Liabilities” of the Company shall mean the sum of all accounts payable, accrued expenses, and all other current payables or current accrued liabilities of the Company, but excludes any Indebtedness or Transaction Expenses, all as determined in accordance with GAAP, consistently applied.
          (b) Post-Closing Adjustment.
               (i) Within sixty (60) days after the Closing Date, Parent shall prepare and deliver to Company Stockholder a statement setting forth its calculation of Closing Working Capital, which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of the Chief Financial Officer of Parent that the Closing Working Capital Statement was prepared in accordance with GAAP, consistently applied, subject to the GAAP Exceptions.
               (ii) The Closing Working Capital Statement shall indicate whether a post-closing adjustment is payable with respect to working capital. The post-closing adjustment shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital (the “Post-Closing Adjustment”), provided that no amount shall be payable pursuant to this Section 2.04 with respect to a Post-Closing Adjustment unless the Post-Closing Adjustment exceeds $50,000 (the “Post-Closing Adjsutment Threshold”). If the Post-Closing Adjustment Threshold is met, then only that amount of the Post-Closing Adjustment in excess of $25,000 shall be payable hereunder (such amount, the “Payable Post-Closing Adjustment”).

          (c) Examination and Review.
               (i) Examination. After receipt of the Closing Working Capital Statement, Company Stockholder shall have 30 days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Company Stockholder and Company Stockholder’s Accountants shall have full access to the books and records of the Company, the personnel of, and working papers prepared by, Parent and/or Parent’s Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Parent’s possession) relating to the Closing Working Capital Statement as Company Stockholder may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Parent or the Company.
               (ii) Objection. On or prior to the last day of the Review Period, Company Stockholder may object to the Closing Working Capital Statement by delivering to Parent a written statement setting forth Company Stockholder’s objections in reasonable detail, indicating each disputed item or amount and the basis for Company Stockholder’s disagreement therewith (the “Statement of Objections”). If Company Stockholder fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Company Stockholder. If Company Stockholder delivers the Statement of Objections before the expiration of the Review Period, Parent and Company Stockholder shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Parent and Company Stockholder, shall be final and binding.
               (iii) Resolution of Disputes. If Company Stockholder and Parent fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of PMB Helin Donovan, LLP or, if PMB Helin Donovan, LLP is unable to serve, Parent and Company Stockholder shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Company Stockholder’s Accountants or Parent’s Accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.
               (iv) Fees of the Independent Accountants. Company Stockholder shall pay a portion of the fees and expenses of the Independent Accountants equal to 100% multiplied by a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Independent Accountants that are resolved in favor of Parent (that being the difference between the Independent Accountants’ determination and Company Stockholder’s determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Independent Accountants (that being the sum total by which Parent’s determination and Company Stockholder’s determination differ from the determination of the Independent Accountants). Parent shall be entitled, at its option, to request the Escrow Agent to pay any such amount payable by the Company Stockholder, as such amount shall be noted by the Independent Accountants in the Payable Post-Closing Adjustment Determination, out of the Escrow Amount. Parent shall pay that portion of the fees and expenses of the Independent Accountants that Company Stockholder is not required to pay hereunder.
               (v) Determination by Independent Accountants. The Independent Accountants shall make a determination (“Payable Post-Closing Adjustment Determination”) as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and shall deliver copies of such Determination to Parent, Company Stockholder, Incentive Plan Representative and Escrow Agent. The Independent Accountants’ resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment, if any, shall be conclusive and binding upon the parties hereto.
               (vi) Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Payable Post-Closing Adjustment, together with interest calculated as set forth below, shall be due within ten (10) Business Days of acceptance of the applicable Closing Working Capital Statement or, if there are Disputed Amounts, then within ten (10) Business Days of the delivery of the Payable Post-Closing Adjustment Determination. Any Payable Post-Closing Adjustment payable to Parent shall be paid out of the Escrow Cash, pursuant to the terms of the Escrow Agreement. Any Payable Post-Closing Adjustment payable to Company Stockholder and Incentive Plan Participants shall paid by Parent to the Escrow Agent, and shall thereafter be immediately disbursed by the Escrow Agent. The amount of any Payable Post-Closing Adjustment shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to six percent (6%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding, and shall be included in the total amount of any Payable Post-Closing Adjustment reflected in a Payable Post-Closing Adjustment Determination.
          (d) Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.04 shall be treated as adjustments to the Merger Consideration by the parties for Tax purposes, unless otherwise required by Law.
     2.05 Effects of the Merger. At and upon the Effective Time:
          (a) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company, and the Company shall be the surviving corporation of the Merger pursuant to the terms of this Agreement and a certificate of merger in the form attached hereto as Exhibit B (as required by the DGCL) (the “Certificate of Merger”) which shall have been filed with the Secretary of State of the State of Delaware;

          (b) the certificate of incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth in the Certificate of Merger;
          (c) the bylaws of the Surviving Corporation shall be amended in its entirety to read as the bylaws of Merger Sub;
          (d) the officers of Merger Sub immediately prior to the Effective Time shall be appointed as the officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly appointed;
          (e) the members of the Board of Directors of Merger Sub immediately prior to the Effective Time shall be elected as the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified; and
          (f) the Merger shall, from and after the Effective Time, have all of the effects provided by the DGCL.
     2.06 Tax Consequences and Withholding.
          (a) The parties intend that the Merger shall be treated as a taxable purchase of securities of the Company pursuant to the Code and each party shall report the transactions contemplated hereby consistently with such intent. However, no party hereto makes any representation or warranty regarding the Tax consequences of any transaction contemplated by this Agreement.
          (b) Parent or Parent’s agent shall be entitled to deduct and withhold from the Merger Consideration any amounts required to be deducted and withheld under the Code, or any applicable provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld and properly remitted to the appropriate Governmental Authority, such withheld amounts shall be (i) treated for all purposes of this Agreement as having been paid to the Company Stockholder or the Incentive Plan Participants, as applicable, and (ii) deposited on such person’s behalf with the appropriate taxing authorities.
          (c) Notwithstanding anything in this agreement to the contrary, each party (and its representatives, agents and employees) may consult any tax advisor regarding the U.S. federal tax treatment and U.S. federal tax structure of the transactions contemplated hereby and may disclose to any person, without limitation of any kind, the U.S. federal tax treatment and U.S. federal tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure.
     2.07 Further Assurances.
     If at any time before or after the Effective Time Parent reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Company, Parent, the Surviving Corporation and their respective officers or directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.
     2.08 Dissenting Shares.
          (a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by a stockholder of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, any Merger Consideration. Such stockholder shall be entitled to receive payment of the appraised value of such Company Capital Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders of the Company who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive any Merger Consideration, without any interest thereon, upon surrender of the certificate or certificates, if any, that formerly evidenced such shares.
          (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL.
     2.09 Austin Ventures VIII, L.P. Convertible Notes.
     The Company and the Company Stockholder will cause any principal and interest due under the Austin Ventures VIII, L.P. Convertible Notes to be converted, in accordance with the terms thereof and immediately prior to Closing, into shares of Company Series B Stock.
     2.10 Transaction Fees.
     Each of Parent and the Company shall bear and pay all of its respective fees, costs and expenses (including all legal fees and expenses) that have been incurred or that may in the future be incurred in connection with the transactions contemplated hereby, whether or not the Merger is consummated.
     2.11 Incentive Plan Representative.
          (a) The Incentive Plan Participants shall appoint Kevin A. Reinis as Incentive Plan Representative, to act as agent and attorney-in-fact for and on behalf of the Incentive Plan Participants and to authorize distribution of the Escrow Cash in satisfaction of claims by such Parent Indemnified Parties, and to take all actions necessary or appropriate in the judgment of Incentive Plan Representative for the accomplishment of the foregoing. No bond shall be required of the Incentive Plan Representative, and the Incentive Plan Representative shall not receive compensation for his or her services. Notices or communications to or from the

Incentive Plan Representative shall constitute notice to or from each Incentive Plan Participant. The Incentive Plan Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement. As to any matters not expressly provided for in this Agreement, the Incentive Plan Representative shall not exercise any discretion or take any action. The Incentive Plan Representative shall have no ability to consent to the amendment of the terms of this Agreement, except with respect to matters which do not have or are not reasonably expected to have, a material adverse effect upon the Incentive Plan Participants, but shall be entitled to waive or agree to a delay of performance by Parent or Merger Sub of their covenants hereunder.
          (b) The Incentive Plan Representative shall delegate the Company Stockholder to act as agent for the Incentive Plan Representative and the Incentive Plan Participants with respect to the Post-Closing Adjustment, the Earnout Payment Amounts and Claims under Article VIII and any disputes or disagreements thereto; provided, however, the Incentive Plan Representative shall be copied on all notices regarding the Earnout Payment Amounts, the Post-Closing Adjustments and any Claims under Article VIII, and the Company Stockholder shall keep the Incentive Plan Representative reasonably informed as to the status of any such disputes or Claims and shall take into consideration the reasonable recommendations of the Incentive Plan Representative with respect to such disputes or Claims.
          (c) If the Incentive Plan Representative resigns or becomes legally incapacitated, or is otherwise similarly unable to carry out its duties hereunder, then Peter Radekevich shall be designated as the Incentive Plan Representative, and if that person resigns or becomes legally incapacitated, or is otherwise similarly unable to carry out its duties hereunder, then the Company Stockholder shall become the Incentive Plan Representative.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     As an inducement to Parent and Merger Sub to enter into this Agreement, and except as disclosed in or qualified by the disclosure schedule prepared by the Company and delivered by the Company to Parent and Merger Sub simultaneously with the execution and delivery of this Agreement (the “Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub that:
     3.01 Organization and Qualification; Subsidiaries.
          (a) Organization and Qualification. The Company is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not prevent or materially delay consummation of the Merger and would not reasonably be expected to have a Material Adverse Effect. The Company is duly qualified or licensed as a foreign legal entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.
          (b) Subsidiaries.
               (i) Section 3.01(b)(i) of the Disclosure Schedule sets forth a true, correct and complete list of each Subsidiary of the Company. Each Subsidiary of the Company is a corporation or other business entity duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.
               (ii) Each Subsidiary of the Company is duly qualified or licensed as a foreign legal entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.
               (iii) Except as otherwise set forth on Section 3.01(b)(iii) of the Disclosure Schedule, the Company is the direct or indirect owner of all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary, free and clear of all Encumbrances, and all such shares or interests are duly authorized, validly issued, fully paid and nonassessable and are not subject to any preemptive right or right of first refusal created by statute, the certificate or articles of incorporation and bylaws or other equivalent organizational or governing documents, as applicable, of such Subsidiary or any contract to which such Subsidiary is a party or by which it is bound. For those Subsidiaries, if any, where the Company does not directly or indirectly own all of the issued and outstanding shares of capital stock or other equity ownership interests of such Subsidiary, Section 3.01(b)(iii) of the Disclosure Schedule sets forth an accurate list of all outstanding shares of capital stock or other units of equity ownership and the number of shares or other units owned by the Company and each Subsidiary of the Company and by each other person owning capital stock or other units of such entity.
               (iv) Except as set forth on Section 3.01(b)(iv) of the Disclosure Schedule, there are no outstanding subscriptions, options, warrants, “put” or “call” rights, exchangeable or convertible securities or other contracts of any character relating to the issued or unissued capital stock, membership interests or other securities of any Subsidiary of the Company or otherwise obligating the Company or any Subsidiary of the Company to issue, transfer, sell, purchase, redeem or otherwise acquire or sell any such securities. Except with respect to the Subsidiaries of the Company set forth in Section 3.01(b)(iv) of the Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, company, partnership, joint venture or other business association or entity.
               (v) As of the time of its dissolution, NetStreams International, Inc. will not hold any assets or have any outstanding liabilities.

     3.02 Charter Documents.
     (a) The Company has delivered to Parent accurate and complete copies of: (i) the certificate of incorporation (“Certificate of Incorporation”) and bylaws (“Bylaws”), including all amendments thereto, of the Company (the “Charter Documents”); and (ii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders, the Board and all committees of the Board since January 1, 2006, which minutes or other records contain a complete, in all material respects, summary of all meetings of directors, stockholders and members, and all actions taken thereat or by written consent, since January 1, 2006. All actions taken and all transactions entered into by the Company requiring approval under applicable Law, Material Contracts or Charter Documents have been duly approved by all necessary action of the Board and stockholders of the Company. There has been no violation of any of the provisions of the Charter Documents of the Company, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company’s stockholders, the Board or any committee of the Board. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects. The Company has also delivered to Parent a true, correct and complete copy of the organizational and governing instrument or document of each Subsidiary of the Company, in each case as amended to date, and each such organizational and governing instrument or document is in full force and effect. No Subsidiary of the Company is in violation of any of the provisions of its organizational and governing instrument or document, as the case may be.
     3.03 Capitalization.
          (a) Immediately before the Effective Time, the authorized Company Capital Stock shall consist of 45,264,535 shares: (i) 25,900,000 shares of Company Common Stock, par value $0.001 per share, of which 1,965,101 are issued and outstanding, and (ii) 19,364,535 shares of Company Preferred Stock, par value $0.001 per share, comprised of (A) 6,300,000 shares designated as “Series A Convertible Preferred Stock,” of which 4,550,000 are issued and outstanding, (ii) 1,879,999 shares designated as “Series A-1 Convertible Preferred Stock,” of which 1,866,666 are issued and outstanding, (iii) 1,184,536 shares designated as “Series A-2 Preferred Stock, of which 1,091,203 are issued and outstanding, and (iv) 10,000,000 are designated as “Series B Redeemable Preferred Stock,” of which 9,128,558 are issued and outstanding. All issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.
          (b) An aggregate of 4,285,379 shares of Company Common Stock are reserved for issuance under the Company’s 2004 Stock Plan (the “Company Option Plan”), 3,348,131 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Options issued under the Company Option Plan, and 1,676,728 shares of Company Preferred Stock are reserved for future issuance pursuant to outstanding warrants (the “Company Warrants”). All outstanding Company Options (other than the Company Warrants) have been granted pursuant to the Company Option Plan. Except for the Company Options, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Company Capital Stock, or obligating the Company to issue or sell any shares of such capital stock, or other equity interests in, the Company. Section 3.03 of the Disclosure Schedule sets forth the following information with respect to each Company Option outstanding on the date of this Agreement: (i) the name of the Company Option recipient; (ii) the number of shares of Company Capital Stock subject to such Company Option; (iii) the exercise or purchase price of such Company Option; (vi) the date on which such Company Option expires; (vii) the tax status of each such Company Option; and (viii) whether the exercisability of, or right to repurchase, such Company Option will be accelerated in any way by the transactions contemplated by this Agreement. The Company has made available to Parent accurate and complete copies of the Company Option Plan and the form of all stock option agreements evidencing such Company Options, along with copies of each of the Company Warrants. All shares of Company Capital Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.
          (c) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other person. Except as set forth on Section 3.03(a) of the Disclosure Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option as a result of the Merger. All outstanding shares of Company Capital Stock and all outstanding Company Options have been issued and granted in compliance in all material respects with all requirements set forth in any applicable contract, agreement or instrument to which the Company is party. The Company Stockholder is the only holder of outstanding shares of Company Series B Stock.
          (d) The Company Options that are cancelled and terminated by virtue of the Merger as contemplated by Section 2.01(d) may be cancelled and terminated without the consent of the holders of such Company Options and without the payment of any consideration to the holders of such Company Options.
          (e) The Company has not, since the date of its incorporation, made any repurchases of its own stock in violation of Section 160 of the DGCL.
     3.04 Authority Relative to this Agreement.
     The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Capital Stock at a properly convened meeting of stockholders at which a quorum is present (“Company Securityholder Approval”) and the filing and recordation of appropriate merger documents as required by DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to laws of general application relating to the public policy, bankruptcy, insolvency and relief of debtors and rules of law governing specific performance, injunctive relief and other equitable remedies. The Board of the Company has approved this Agreement and the Merger.
     3.05 No Conflict; Required Filings and Consents.
          (a) Except as set forth on Section 3.05(a) of the Disclosure Schedule, the execution and delivery of this Agreement, and the performance of this Agreement, by the Company, and the consummation of the Merger, shall not, (i) conflict with or violate the Certificate of Incorporation, Bylaws or any resolution, currently in effect, adopted by the Board (or any committee thereof), (ii) assuming that all consents, approvals and other authorizations described in Section 3.05(b) have been obtained and that all filings and other actions described in Section 3.05(b) have been made or taken, violate any United States or non-United States national, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or its Subsidiaries or by which any property or asset of the Company or its Subsidiaries is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any material property or asset of the Company or its Subsidiaries pursuant to, any Material Contract.
          (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States or non-United States national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”) that shall not have been obtained or filed as of the Closing, except for the filing and recordation of appropriate merger documents and as required by the DGCL.
     3.06 Permits; Compliance.
          (a) The Company has all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company and its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits”). Section 3.06 of the Disclosure Schedule lists all Permits of the Company and its Subsidiaries. No suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries is, in any material respect, in default, breach or violation of, (i) any Law applicable to the Company or a Subsidiary or by which any property or asset of the Company or a Subsidiary is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which the Company or a Subsidiary is a party or by which the Company or a Subsidiary or any property or asset of the Company or a Subsidiary is bound.

          (b) Except as set forth in Section 3.06 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received, at any time since March 31, 2009, any formal written notice or other formal written communication from any Governmental Authority or any other person regarding (i) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Permit, or (ii) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Permit. To the knowledge of the Company, after due inquiry, all applications required to have been filed for the renewal of any Permit have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to any such Permit have been duly made on a timely basis with the appropriate Governmental Authority.
     3.07 Financial Statements.
          (a) Section 3.07 of the Disclosure Schedule includes the Company Financial Statements. The Company Financial Statements (i) are derived from and in accordance with the books and records of the Company and its Subsidiaries, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods indicated and consistent with each other, and (iv) fairly present in all material respects the financial position of the Company and its Subsidiaries at the dates therein indicated and the results of operations and cash flows of the Company and its Subsidiaries for the periods therein specified. Without limiting the generality of the foregoing, the Company (including its Subsidiaries) did not have at March 31, 2009, nor has it incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except, as disclosed in Section 3.07 of the Disclosure Schedule, (1) those that are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto or were incurred in the Ordinary Course of Business, (2) those that would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries or have been discharged or paid in full prior to the date hereof, and (3) those which are not required to be reflected in the Company Financial Statements prepared in accordance with GAAP consistently applied.
          (b) Except as set forth in Schedule 3.07(b) of the Disclosure Schedule, the Company Unaudited Financial Statements (i) are consistent with and were derived from the books and records of the Company, (ii) present fairly the financial position and results of operations of the Company at the dates and for the periods indicated, and (iii) were prepared in accordance with GAAP, consistently applied.
          (c) Except as and to the extent set forth in the Company Unaudited Financial Statements, including any notes thereto, or as otherwise reflected in Section 3.07(c) of the Disclosure Schedule, neither the Company nor any Subsidiary has any Liability, other than those incurred after September 30, 2009 in the Ordinary Course of Business and that do not result from any breach of contract, tort or violation of law. Section 3.07(c) of the Disclosure Schedule lists all persons who hold outstanding credit cards issued to the Company.

          (d) The Company and its Subsidiaries maintain a standard system of accounting established and administered in accordance with GAAP. The Company maintains a system of internal accounting controls for the Company and its Subsidiaries sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Section 3.07(d) of the Disclosure Schedule lists, and the Company has made available to Parent complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.
          (e) All accounts receivable of the Company and its Subsidiaries reflected in the Company Unaudited Financial Statements, or those that have arisen after the date thereof, have arisen from bona fide transactions in the Ordinary Course of Business.
          (f) Section 3.07(f)(i) of the Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company and its Subsidiaries maintain accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom. Section 3.07(f)(ii) of the Disclosure Schedule further lists those deposits or other amounts of cash of the Company and its Subsidiaries as of the Closing Date that are restricted cash.
     3.08 Absence of Certain Changes or Events. Except as set forth in Section 3.08 of the Disclosure Schedule, since March 31, 2009 there has not been:
          (a) any event, change, effect or development that, individually or in the aggregate, has had a Material Adverse Effect on the Company or its Subsidiaries;
          (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to any Company Capital Stock or any repurchase for value by the Company of any Company Capital Stock, or with respect to the equity interest of any Subsidiary;
          (c) any split, combination or reclassification of any Company Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company Capital Stock, or any combination or reclassification of any equity interest of any Subsidiary, or any issuance of any other equity interests in respect of, in lieu of, or in substitution for equity interests of any Subsidiary;
          (d) (A) any granting by the Company or any Subsidiary to any director or executive officer of the Company or any Subsidiary of any increase in compensation, (B) any granting by the Company or any Subsidiary to any such director or executive officer of any increase in severance or termination pay, or (C) any entry by the Company or any Subsidiary into, or any amendment of, any employment, severance or termination agreement with any such director or executive officer; or

          (e) any change in financial accounting methods, principles or practices by the Company (including any Subsidiary) materially affecting the assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may have been required by a change in GAAP, provided that any such change required by GAAP is specifically identified in Section 3.08 of the Disclosure Schedule.
     3.09 Absence of Litigation.
     There is no litigation, suit, claim, charge, action, proceeding or investigation (an “Action”) pending or, to the knowledge of the Company, threatened in writing by or against the Company or any Subsidiary, or against any property or asset of the Company or any Subsidiary, before any Governmental Authority nor is there any Action pending that seeks to materially delay or prevent the consummation of the Merger. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.
     3.10 Employee Benefit Plans.
          (a) Section 3.10(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all employment, termination, severance or other material contracts or agreements (other than offer letters or agreements, forms of which have been furnished to Parent (including by posting such documents on Parent’s FTP website), that are terminable at the will of the Company and do not provide for severance or termination payments), to which the Company or any of its Subsidiaries is a party, with respect to which the Company or any of its Subsidiaries has any current obligation or which are currently maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of, or any current or former consultant to, the Company or any of its Subsidiaries, (ii) each employee benefit plan for which the Company or any of its Subsidiaries could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any of its Subsidiaries could incur liability under Section 4212(c) of ERISA, and (iv) any other contracts (including loan agreements) or arrangements between the Company and/or any of its Subsidiaries and any employee of the Company and/or such Subsidiary relating to the provision of services by such employee for the Company and/or such Subsidiary (collectively, the “Plans”). Each Plan is in writing and the Company has furnished to Parent (including by posting such documents on Parent’s FTP website) a true and complete copy of each Plan (and all amendments and restatements thereto), including any welfare benefit plan (as defined in Section 3(1) of ERISA) that is self-insured, clearly identified as such, and any stop-loss insurance policies pertaining to such plan, and has delivered to Parent a true and complete copy of each material document, if any, prepared in connection with each such Plan, including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description, summary of material modifications, and material employee communications, (iii) the three most recently filed IRS Forms 5500, including all Forms 5558 (extension of time to file), attachments, schedules, financial statements, and accountants’ opinions prepared in connection with such Forms 5500, (iv) the most recently received opinion, advisory, notification and/or determination letter, as applicable, from the IRS for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. The Company does not have any commitment (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Internal Revenue Code of 1986, as amended (the “Code”) or other applicable Law.
          (b) (i) Except as set forth in Section 3.10(b)(i) of the Disclosure Schedule, none of the Plans (A) provides for the payment of any material separation, severance or termination benefits to any person, (B) obligates the Company or any of its Subsidiaries to pay separation, severance or termination benefits solely or partially as a result of any transaction contemplated by this Agreement, or (C) obligates the Company or any of its Subsidiaries to make any payment or provide any benefit as a result of a “change in control,” within the meaning of such term under Section 280G of the Code.
          (ii) Without limiting the generality of the foregoing, Section 3.10(b)(ii) sets forth all severance, termination, separation or “employee incentive” obligations that will be payable by Company in connection with the effectiveness of the Merger, either through termination of employment or otherwise.
          (iii) None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries. Except as set forth in Section 3.10(b)(iii) of the Disclosure Schedule, each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.
          (c) To the knowledge of the Company, after due inquiry, each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and each of its Subsidiaries has performed all obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.
          (d) With respect to each Plan that is intended to be qualified under Section 401(a) of the Code, (i) each of the Company and each of its Subsidiaries, as applicable, has timely received a favorable opinion, advisory, notification and/or determination letter, as applicable, that such Plan satisfies the requirement of the Code and is so qualified, and nothing has occurred since issuance of such opinion, advisory, notification and/or determination letter, as applicable, which would reasonably be expected to cause the loss or the tax-qualified status of such Plan; (ii) each of the Company and each of its Subsidiaries, as applicable, has applied timely to the Internal Revenue Service for such letter or has a remaining period of time to apply for such letter, or (iii) the Company relies on a favorable Internal Revenue Service opinion letter or advisory letter issued to the master and prototype or volume submitter plan sponsor of such Plan. Each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt. To the knowledge of the Company, after due inquiry, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS which could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.
          (e) To the knowledge of the Company, no Action has been brought, or is threatened in writing, against or with respect to any such Plan, including any audit or inquiry by the IRS or United States Department of Labor.
          (f) Each Plan can be terminated following the Effective Time in accordance with its terms without material liability to the Company or Parent (other than ordinary administration expenses).
          (g) Neither the Company nor any of its Subsidiaries has any self-insured Plans.
          (h) To the knowledge of the Company, after due inquiry, all individuals who, pursuant to the terms of any Plan, are entitled to participate in such Plan are currently participating in such Plan or have been offered an opportunity to do so and have declined.
          (i) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan for which the Company has any Liability. None of the Plans is subject to Title IV of ERISA and neither the Company nor any Subsidiary has incurred, or could reasonably be expected to incur, any liability under, arising out of or by operation of Title IV of ERISA.
          (j) All contributions, premiums or payments required to be made with respect to any Plan have been timely made under the terms of the applicable Plan, ERISA, the Code, and any other applicable law. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.
          (k) There has been no termination or partial termination of any Plan within the meaning of Section 411(d)(3) of the Code.
          (l) Except as set forth in Section 3.10(l) of the Disclosure Schedule, no benefit payable or that may become payable by the Company or any of its Subsidiaries pursuant to any agreement or arrangement, including the Company Management Incentive Plan, or as a result of, in connection with or arising under this Agreement or the Certificate of Merger shall constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) that is subject to the imposition of an excise tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code. Except as set forth in Section 3.10(l) of the Disclosure

Schedule, the Company is not a party to any: (i) contract agreement or arrangement with any person (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company in the nature of the Merger or any of the other transactions contemplated by this Agreement, (B) providing any material term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment; or (ii) benefit plan or arrangement, any of the benefits of which shall be increased, or the vesting of benefits of which shall be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement, or any event subsequent to the Merger such as the termination of employment of any person, or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries has any obligation to pay any material amount or provide any material benefit to any former employee or officer.
          (m) Neither the Company nor any of its Subsidiaries has any benefit plan which constitutes, or has since the enactment of ERISA, constituted, (i) a “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) a “multiple employer plan” as defined in ERISA or Code Section 413(c), or (iii) a “funded welfare plan” within the meaning of Code Section 419. No pension plan of the Company or any of its Subsidiaries is subject to Title IV of ERISA.
          (n) Except as set forth in Section 3.10(n) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any benefit plan or arrangement that has been established or maintained, or that is required to be maintained or contributed to by the law or applicable custom or rule of the relevant jurisdiction, outside of the United States.
          (o) Each Plan, to the extent applicable, is in compliance in all material respects with the continuation coverage requirements of Section 4980B of the Code, Sections 601 through 608 of ERISA, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, the Health Insurance Portability and Accountability Act of 1996, the Women’s Health and Cancer Rights Act of 1998, and the Family Medical Leave Act of 1993, and the Newborns’ and Mothers’ Health Protection Act of 1996 (including any amendments to or regulations or other guidance promulgated under any of the foregoing acts), or any similar provisions of state law, as such requirements affect the Company, any of its Subsidiaries and their employees. The Company and each applicable Subsidiary of the Company is in compliance in all material respects with the applicable health care continuation and notice provisions of the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and the regulations (including any proposed regulations) thereunder, or any similar state statute. No Plan (other than life insurance arrangements) provides post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable law.
          (p) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Plan that would increase materially the expense of maintaining such Plan above the level of the expense incurred in respect thereof during the most recent fiscal year.

          (q) Section 3.10(q) of the Disclosure Schedule lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code and any regulations promulgated pursuant thereto) to which the Company or any of its Subsidiaries is a party. Each such nonqualified deferred compensation plan to which the Company or such Subsidiary is a party complies in all material respects with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) of the Code by its terms and has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code. The exercise price of all Company Options is at least equal to the fair market value of the Company Common Stock on the date such Company Options were granted and neither the Company nor Parent has incurred or will incur any liability under Section 409A of the Code upon the vesting of any such Company Options.
     3.11 Labor and Employment Matters.
          (a) Section 3.11(a) of the Disclosure Schedule lists the following information with respect to each current employee (“Current Employee”) of the Company and all Subsidiaries of the Company: (i) job title; (ii) whether such person is employed on a full-time or part-time basis; and (iii) the entity by which the person is employed. The Company has previously furnished to Parent a schedule which accurately sets forth the names of all Current Employees and, with respect to each such Current Employee, information as to current salary, bonus, and rights with respect to other employee benefits. Such employees of the Company and/or Subsidiaries are sufficient to staff the operations of the Company and its Subsidiaries as currently defined by the Company’s management. Except as set forth in Section 3.11(a) of the Disclosure Schedule, (i) to the knowledge of the Company each Current Employee is legally entitled to work in the United States, (ii) the employment of each Current Employee is terminable by the Company at will, (iii) there are no pending or, to the knowledge of the Company, threatened Actions between the Company or any of its Subsidiaries, on one hand, and any of the Current Employees, on the other hand, and (iv) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or similar labor union contract applicable to Current Employees, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees.
          (b) Each of the Company and each of its Subsidiaries is in compliance in all material respects with all applicable laws relating to the employment of labor, including those related to wages, hours, immigration and naturalization, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or such Subsidiary, as the case may be, and is not liable for any material arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Each of the Company and each of its Subsidiaries has paid in full to all employees all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees as of the date of this Agreement, and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary before any Governmental Authority with respect to any persons currently or formerly employed by the Company or such Subsidiary, as the case may be. Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted in writing or is now pending or, to the knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries. Except as set forth in Section 3.11(a) of the Disclosure Schedule, there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Company’s knowledge, threatened in writing to be filed before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company has employed, employs or has been alleged to employ any person, and there is no such charge that, if adversely determined, would individually or in the aggregate, result in any material Liability to the Company or its Subsidiaries.
          (c) To the knowledge of the Company, no employee or consultant of the Company or any of its Subsidiaries is in material violation of (i) any contract or agreement with the Company or such Subsidiary, as the case may be, or (ii) any restrictive covenant relating to the right of any such employee or consultant to be employed by the Company or such Subsidiary or to use trade secrets or proprietary information of others.
          (d) The Company is not, nor has it ever been, a “covered employer” as that term is currently defined by the federal Worker Adjustment and Retraining Notification Act.
          (e) All directors, officers, management employees and technical and professional employees of the Company and its Subsidiaries are under written obligation to the Company or such Subsidiary, as the case may be, to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company all inventions made by them within scope of their employment during such employment and for a reasonable period thereafter.
          (f) The Company has delivered to Parent copies of all current employee manuals and handbooks and other written policies relating to the employment of the Current Employees.
          (g) To the knowledge of the Company, no Current Employee at the level of senior manager or above (i) has given the Company written or formal notice of his intention to terminate his employment with the Company (or its Subsidiaries), (ii) has notified in writing the Company that he has received an offer to join a business that may be competitive with the Company’s business, or (iii) is a party to or is bound by any confidentiality agreement, noncompetition agreement or other agreement (with any person) that may have a materially adverse affect on (A) the performance of such employee of any of his or her duties or responsibilities as an employee of the Company (or its Subsidiaries), or (B) the business or operations of the Company and its Subsidiaries.
          (h) No labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition to the Company or any of its Subsidiaries; to the knowledge of the Company, no union organizing efforts are underway or threatened and no other question concerning representation exists; and no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the knowledge of the Company, threatened.
          (i) Neither the Company nor any of its Subsidiaries has any workers compensation liability, experience or matter outside the Ordinary Course of Business.
          (j) Each current employee has entered into the Company’s form Employee Proprietary Information Agreement or similar agreement which contains a restrictive non-competition provision.
     3.12 [Intentionally Deleted].
     3.13 Absence of Real Property; Title to Assets.
          (a) Neither the Company nor any Subsidiary owns or has ever owned real property.
          (b) Section 3.13(b) of the Disclosure Schedule lists each parcel of real property currently leased or subleased by the Company or any of its Subsidiaries, with the name of the lessor and the date of the lease, sublease, assignment of the lease, any guaranty given or leasing commissions payable by the Company or any of its Subsidiaries in connection therewith and each amendment to any of the foregoing (collectively, the “Lease Documents”). True and complete copies of all Lease Documents have been delivered to Parent. All such current leases and subleases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any of its Subsidiaries or, to the Company’s knowledge, by the other party to such lease or sublease, or person in the chain of title to such leased premises. The premises and facilities subject to the leases and subleases comprising the Lease Documents are sufficient for the conduct of the operations of the Company and its Subsidiaries.
          (c) To the knowledge of the Company, there are no contractual or legal restrictions that preclude or restrict the ability to use any real property leased by the Company or any Subsidiary for the purposes for which it is currently being used. To the knowledge of the Company, there are no material latent defects or material adverse physical conditions affecting the real property, and improvements thereon, leased by the Company or any Subsidiary.
          (d) The Company, either directly or through a Subsidiary, has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its material properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of any liens, except for such imperfections of title, if any, that do not materially interfere with the present value of the subject property and liens for taxes not yet due and payable.

     3.14 Intellectual Property.
          (a) Section 3.14(a) of the Disclosure Schedule sets forth a true and complete list of (i) all Registered Intellectual Property, including the owner(s) of each such item of Registered Intellectual Property and the jurisdictions in which each such item of Registered Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all (A) actions that are required to be taken by the Company or its Subsidiaries within ninety (90) days of the date of this Agreement with respect to any of the Registered Intellectual Property in order to avoid loss of such Registered Intellectual Property, and (B) proceedings or actions before any governmental body (including the United States Patent and Trademark Office or equivalent authority anywhere else in the world) with respect to any of the Registered Intellectual Property, including without limitation any (x) interference, reissue, reexamination or similar proceedings pertaining to the scope, validity and/or ownership of any patents comprising Registered Intellectual Property, (y) trademark opposition or cancellation proceedings pertaining to trademarks comprising Registered Intellectual Property, or (z) proceedings relating to Internet domain names comprising Registered Intellectual Property, (iii) any unregistered trademarks that are material to the business of the Company and its Subsidiaries, and (iv) all Licenses (other than Licenses in respect of Shrink Wrap Software that have an acquisition cost of less than $20,000).
          (b) To the knowledge of the Company the conduct of the business of the Company and its Subsidiaries as currently conducted does not conflict with, infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any third party. To the knowledge of the Company, no Actions are pending or threatened in writing against the Company or any of its Subsidiaries alleging any of the foregoing, nor has the Company or any Subsidiary received any opinion of counsel that the operation of the business of the Company or any Subsidiary, as previously or currently conducted, infringes or misappropriates any Intellectual Property rights of any third party. To the knowledge of the Company, no person is engaging in any activity that infringes upon, misappropriates or otherwise violates the Owned Intellectual Property.
          (c) The Company and its Subsidiaries own and have good and exclusive title to each item of Owned Intellectual Property, which are, to the Company’s knowledge after due inquiry, free and clear of any liens and encumbrances, and subject to the licenses listed on Section 3.18(a)(x) of the Disclosure Schedule or carved out of the representation made in Section 3.18(a)(xi) each of the Company and each of its Subsidiaries has the valid right to use the Owned Intellectual Property and Licensed Intellectual Property in the continued operation of its business as presently conducted.
          (d) All necessary registration, maintenance and renewal fees currently due in connection with Registered Intellectual Property owned by the Company or any of its Subsidiaries have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant governmental bodies in the United States or those foreign jurisdictions in which applications for such Registered Intellectual Property have been filed, as the case may be, for the purposes of maintaining such Registered Intellectual Property. No Owned Intellectual Property or, to the knowledge of the Company, no Licensed Intellectual Property, is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property or that would impair the validity or enforceability of such Intellectual Property. To the knowledge of the Company, the Owned Intellectual Property and the Licensed Intellectual Property, are subsisting, valid and enforceable, and have not been adjudged invalid or unenforceable in whole or part.
          (e) To the knowledge of the Company the Owned Intellectual Property and the Licensed Intellectual Property include all of the Intellectual Property material to the operation of the business of the Company and its Subsidiaries, and to the Company’s knowledge, there are no other items of Intellectual Property that are material to the operation of the business of the Company and its Subsidiaries as currently conducted.
          (f) To the knowledge of the Company, (i) each License is valid and enforceable, is binding on all parties thereto, and is in full force and effect; (ii) no party to any License is in material breach thereof or default thereunder; and (iii) subject to the procurement of any required consent, neither the execution of this Agreement nor the consummation of the Merger shall adversely affect any of the rights of the Company with respect to the Owned Intellectual Property or Licensed Intellectual Property.
          (g) Each of the Company and each of its Subsidiaries have taken all commercially reasonable steps to maintain the confidentiality of the trade secrets of the Company and other confidential information included in the Owned Intellectual Property (“Confidential Information”). To the knowledge of the Company, (i) there has been no misappropriation by any person of any Confidential Information; (ii) no employee, former employee, independent contractor or agent of the Company or any Subsidiary has misappropriated any trade secrets of any other person in the course of performance as an employee, independent contractor or agent of the Company; and (iii) no employee, former employee, independent contractor or agent of the Company is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Owned Intellectual Property or Confidential Information. Without limiting the foregoing, each of the Company and each of its Subsidiaries have and enforce policies requiring each employee and contractor involved in proprietary aspects of the business or who have or may have access to Confidential Information to execute an agreement containing a nondisclosure provision. All persons who have contributed to the creation, invention, modification or improvement of any Company Owned Intellectual Property, in whole or in part, have signed written agreements designed to ensure that all such Intellectual Property is assigned to and owned exclusively by the Company or such Subsidiary, as the case may be.
          (h) The Company employs commercially reasonable measures to ensure that the products and services of the Company and its Subsidiaries are free of all viruses, worms, and other known contaminants, and do not contain any errors or problems, that would disrupt the ordinary operation of such products and services. Except as set forth on Section 3.14(h) of the Disclosure Schedule, the products and services of the Company and its Subsidiaries do not incorporate any software or other material that has been licensed by the Company under a “free software,” “open source software” or similar license or distribution terms.

     3.15 Taxes.
     Except as specifically disclosed in Section 3.15 of the Disclosure Schedule:
          (a) Each of the Company and each of its Subsidiaries (i) has filed all material Tax Returns required to be filed by the Company or such Subsidiary prior to the Closing Date; and (ii) has timely collected and paid or adequately reserved on its books and records, in all material respects, all Taxes required to be collected and paid prior to the Closing Date (whether or not shown on any material Tax Return) other than any such Taxes incurred in connection with the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. All Tax Returns filed by the Company and its Subsidiaries prior to the Closing Date are true, correct and complete in all material respects to the extent relevant to computing the amount of Taxes payable to the applicable Governmental Authority for the period covered by the Tax Return. No deficiencies for any material Tax have been proposed or assessed in writing against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any notification from the IRS or any other taxing authority regarding any material issues that (i) are currently pending before the IRS or any other taxing agency or authority (including any sales or use taxing authority) regarding the Company or such Subsidiary or (ii) have been raised by the IRS or other taxing agency or authority and not yet finally resolved. To the knowledge of the Company, no Tax Return of the Company or any of its Subsidiaries is under audit by the IRS or any other taxing agency or authority and any such past audits (if any) have been completed and fully resolved to the satisfaction of the applicable taxing agency or authority conducting such audit and all Taxes finally determined as a result of such audit to be due from the Company or such Subsidiary have been paid in full. Neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax that is still effective.
          (b) Each of the Company and each of its Subsidiaries in all material respects has withheld and paid (and until the Effective Time will withhold and pay) all material Taxes required to have been withheld and paid (including withholding of taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law) in connection with any amounts paid or owing to any employee, independent contractor, creditor, Company Stockholder, holder of any equity interests in such Subsidiary or other third party, and have timely filed all withholding Tax Returns. Neither the Company nor any of its Subsidiaries (i) has material liability for the Taxes of any other person (other than the Company or such Subsidiary) by reason of having joined in the filing of a consolidated, combined or unitary Tax Return, by contract, by transferee liability or otherwise; (ii) is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement; (iii) has filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return; (iv) has consummated or participated in, and is currently participating in any transaction which, to the knowledge of the Company, was or is a “tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder; (v) has been a member of a consolidated, combined, unitary or aggregate group of which the Company or such Subsidiary was not the ultimate parent corporation; (vi) has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section

355(e) of the Code within the past five years; (vii) has received any notice from a taxing authority for a jurisdiction in which a Tax Return has not been filed asserting that the filing of such a Tax Return may be required; (viii) has been a member of any entity taxable, to the knowledge of Company, as a partnership for U.S. federal income tax purposes or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired.
          (c) Each of the Company and each of its Subsidiaries has not been nor to the knowledge of the Company will the Company or such Subsidiary be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Merger as a result of any: (i) Code Section 481 inclusion as a result of a change in method of accounting for a taxable period ending on or prior to the Merger; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Merger; (iii) installment sale or open transaction disposition made on or prior to the Merger; or (iv) prepaid amount received on or prior to the Merger.
          (d) The Company is not, and has not been at any time during the past five years, a United States real property holding corporation within the meaning of Section 897 of the Code.
          (e) Neither Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result (based on the current Code), separately or in the aggregate, in the payment of (i) any ''excess parachute payment’’ within the meaning of Code §280G (or any corresponding provision of applicable state, local, or non-U.S. Tax law) and (ii) any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of applicable state, local, or non-U.S. Tax law).
          (f) [Intentionally Deleted]
          (g) [Intentionally Deleted]
          (h) Neither Company nor any of its Subsidiaries is or has been a party to any ''reportable transaction,’’ as defined in Code §6707A(c)(1) and Reg. §1.6011-4(b).
     3.16 Environmental Matters.
     Except as described in Section 3.16 of the Disclosure Schedule, to the knowledge of the Company, (a) each of the Company and each of its Subsidiaries is in material compliance with all Environmental Laws; (b) no portion of any property owned, leased or occupied by the Company or any of its Subsidiaries is Contaminated in any material respect; (c) neither the Company nor any of its Subsidiaries has received from any Governmental Authority or any other person notice that it has been named or may be named as a responsible or potentially responsible party under any Environmental Law for any site Contaminated by Hazardous Substances: (d) neither the Company nor any of its Subsidiaries has assumed the liability of any other person or entity for, nor agreed to indemnify any other person or entity against, claims arising out of the release of Hazardous Substances into the environment; (e) each of the Company and each of its Subsidiaries has all permits, licenses and other authorizations required under any Environmental

Law for the operation of its business (“Environmental Permits”); and (f) each of the Company and each of its Subsidiaries is in material compliance with its Environmental Permits (if any).
     3.17 No Rights Agreement.
     Neither the Company nor any of its Subsidiaries has adopted any stockholders’ rights plan or comparable arrangement.
     3.18 Material Contracts.
          (a) Section 3.18(a) of the Disclosure Schedule lists the following types of contracts and agreements to which the Company or any Subsidiary is a party (such contracts and agreements as are required to be set forth in Section 3.18(a) of the Disclosure Schedule being the “Material Contracts”) (each reference to “the Company” in this Section 3.18 shall refer to the Company and each of its Subsidiaries, as the case may be):
               (i) each contract and agreement, whether or not made in the Ordinary Course of Business, that contemplates an exchange of consideration with a value of more than $15,000 annually (excluding any employment contracts);
               (ii) all contracts and agreements involving any loan, guaranty, pledge, performance or completion bond or indemnity or surety arrangement, including officer and/or director indemnification agreements;
               (iii) all joint venture, partnership, strategic alliance and business acquisition or divestiture agreements;
               (iv) any subscription agreements or similar agreements (excluding Company Warrants and options issued pursuant to the Company Option Plan) providing for the sale of securities by the Company or any of its Subsidiaries;
               (v) all agreements between the Company or any affiliate of the Company, on the one hand, and the Company or any affiliate of the Company, on the other hand;
               (vi) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company is a party and any other contract that compensates any person based on any sales by the Company;
               (vii) all management contracts (excluding contracts for employment and indemnification agreements described in Section 3.18(ii) above) and contracts with consultants, under which the Company has or may have any current material obligations;
               (viii) all contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or income or revenues related to any product of the Company to which the Company is a party;

               (ix) all contracts and agreements with any Governmental Authority to which the Company is a party;
               (x) all Licenses other than Licenses for Shrink Wrap Software that have an individual acquisition cost of less than $20,000;
               (xi) all licenses, sublicenses and other contracts pursuant to which the Company or any of its Subsidiaries has (A) granted any person any right or interest in any Intellectual Property or Licensed Intellectual Property, or (B) agreed to any restriction on the right of the Company or any of its Subsidiaries to use or enforce any Owned Intellectual Property or pursuant to which the Company or any of its Subsidiaries agrees to encumber, transfer or sell rights in or with respect to any Owned Intellectual Property;
               (xii) all contracts and agreements that (A) limit, or purport to limit, the ability of the Company to compete in any line of business or with any person or in any business market, geographic area or during any period of time, (B) grant exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any person, (C) contain a provision of the type commonly referred to as a “most favored nation” provision, or (D) otherwise limit the right of the Company or any of its Subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts, subassemblies or services;
               (xiii) any contract (other than the Company’s standard employee proprietary information agreements) providing for the development of any product, product candidate, device, component, technology or Intellectual Property, independently or jointly, by or for the Company or any Subsidiary, including, but not limited to, any proof-of-concept, collaboration, development or co-development agreement, and any contract to license or authorize any third party to manufacture any of the foregoing;
               (xiv) all agreements with the customers and suppliers identified in Section 3.19 of the Disclosure Schedule, along with any agreements relating to warehousing of the Company’s inventory;
               (xv) all material contracts or arrangements that result in any person or entity holding a power of attorney from the Company that relates to the Company or its businesses; and
               (xvi) any other contracts and agreements not otherwise listed in (1) through (xv) of this Section 3.18(a), the termination of which by the contracting party would have a Material Adverse Effect.
     (b)(i) Each Material Contract is a legal, valid and binding agreement of the Company; (ii) the Company has not received any claim of material default under or cancellation of any Material Contract, and the Company is not, to the knowledge of the Company, after due inquiry, in any material respect, in breach or violation of, or default under, any Material Contract; and (iii) to the Company’s knowledge, no other party is, in any material respect, in breach or violation of, or default under, any Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts (or the forms thereof), including any material amendments thereto.
     3.19 Customers and Suppliers.
     Section 3.19 of the Disclosure Schedule sets forth a true and complete list of the Company’s and its Subsidiaries’ top ten (10) customers and top ten (10) suppliers (based on the revenue from such customer, or purchases from such supplier, as the case may be, during the 12-month period ended September 30, 2009). As of the date of this Agreement, none of the Company’s and its Subsidiaries’ customers listed in Section 3.19 of the Disclosure Schedule and no material supplier of the Company or any of its Subsidiaries listed in Section 3.19 of the Disclosure Schedule, (i) has cancelled or otherwise terminated any contract with the Company or such Subsidiary prior to the expiration of the contract term, or (ii) to the Company’s knowledge, has threatened, or indicated its intention, to cancel or otherwise terminate its relationship with the Company or such Subsidiary or to reduce substantially its purchase from or sale to the Company or such Subsidiary of any products, equipment, goods or services.
     3.20 Inventory.
     All inventory of the Company and its Subsidiaries, including consigned inventory, consists of a quality and quantity usable and salable in the Ordinary Course of Business. All inventory shall be valued in accordance with GAAP, subject to the GAAP Exceptions. Section 3.20 of the Disclosure Schedule sets forth the location of all items of the Company’s and each of its Subsidiaries’ inventory, including consigned inventory as of the date of this Agreement and the Company’s or such Subsidiary’s procedures for tracking and controlling consigned inventory, and such procedures are adequate for such purposes and have been followed by the Company and such Subsidiary consistent with past practice.
     3.21 Company Products and Services.
          (a) Each product manufactured, sold, or leased by the Company or any of its Subsidiaries on or prior to the Closing Date has been, to the knowledge of the Company, in conformity in all material respects with all applicable contractual commitments, any applicable Law and all express and implied warranties, and, to the knowledge of the Company, each of the Company and each Subsidiary has no material Liabilities for replacement or repair thereof or other damages in connection therewith. Each of the Company and each of its Subsidiaries has not been required to file any notice or other report with, or provide information to, any product safety agency, commission, board or other Governmental Authority concerning actual or potential hazards with respect to any product manufactured by the Company or such Subsidiary other than routine filings required of all manufacturers similarly situated. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has any material Liability arising out of any injury to persons or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the Company or such Subsidiary.
          (b) Since August 1, 2007, there have been no (i) recalls related to any product manufactured sold, leased or delivered by the Company, or (ii) withdrawals of any product manufactured sold, leased or delivered by the Company due to quality or safety issues.

     3.22 Insurance.
     Each of the Company and each Subsidiary of the Company maintains insurance policies of the types and for the amounts that are usual and customary in the context of the businesses and operations in which the Company and such Subsidiary is engaged.
     3.23 Certain Business Practices.
     None of the Company or any of its Subsidiaries or, to the Company’s knowledge, any directors or officers, agents or employees of the Company or such Subsidiary, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any payment in the nature of criminal bribery.
     3.24 Full Disclosure. None of the representations and warranties of the Company set forth in this Agreement, in any of the certificates, schedules, lists, documents, exhibits or other instruments delivered, or to be delivered, to Parent as contemplated by any provision hereof, to the knowledge of the Company, contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.
     3.25 Brokers.
     Except for fees to be paid to Piper Jaffray pursuant to that certain engagement letter between the NetStreams, L.L.C. and Piper Jaffray & Co. dated January 23, 2009, as amended by the Piper Jaffray Agreement, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Merger based upon arrangements made by or, to the knowledge of the Company, on behalf of the Company.
     3.26 Merger Consideration Certificate. The provisions of the Merger Consideration Certificate conform to, are in compliance with and accurately reflect the provisions of the Certificate of Incorporation and the Company Management Incentive Plan.
     3.27 Director and Officer Indemnification. The Company has not, since October 31, 2004, received any claim from any officer or director pursuant to or in respect of any indemnification provisions under the Company’s Certificate of Incorporation or Bylaws (as such were in effect during such period) or pursuant to any written indemnification agreement between the Company and any officer or director, no such claim is currently outstanding, and to the knowledge of the Company, there are no circumstances that have occurred since October 31, 2004 which could give rise to such a claim.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:
     4.01 Corporate Organization.
     Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or delay consummation of the Merger.
     4.02 Authority Relative to This Agreement.
     Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger (other than the filing and recordation of appropriate merger documents as required by DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms.
     4.03 No Conflict; Required Filings and Consents.
          (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, and the consummation of the Merger by Parent and Merger Sub will not, (i) conflict with or violate the certificate of incorporation or bylaws of either Parent or Merger Sub, (ii) assuming that all consents, approvals and other authorizations described in Section 4.03(b) have been obtained and that all filings and other actions described in Section 4.03(b) have been made or taken, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of the Merger.
          (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) filings under the Exchange Act, (ii) the filing and recordation of appropriate merger documents as required by DGCL, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger.
     4.04 Brokers.
     No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub, other than any broker, finder or investment banker the fees of which will be payable solely by Parent or Merger Sub.
ARTICLE V
ADDITIONAL AGREEMENTS
     5.01 Stockholders’ Meeting or Written Consent and Approval of the Company Stockholder. The Company shall take all action necessary in accordance with this Agreement, the Certificate of Incorporation and Bylaws of the Company and DGCL prior to the Closing Date or on and as of the Closing Date immediately prior to the Effective Time or otherwise prior to the Effective Time, as the case may be, to call, notice, convene, hold and conduct a meeting of the Company’s stockholders (the “Stockholders’ Meeting”) for the purpose of voting upon approval of the Merger and adoption of this Agreement or otherwise to secure the written consent or approval of the requisite stockholders of the Company in lieu of a meeting approving the Merger and adopting this Agreement (each, a “Stockholder Consent”) and required in order to effectuate each of the transactions contemplated by this Agreement.
     5.02 Notification of Certain Matters.
     The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which reasonably could be expected to cause any representation or warranty contained in this Agreement and made by such person to be untrue or inaccurate in any material respect, (b) any failure of the Company, Parent or Merger Sub, as the case may be, to comply in all material respects with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder and (c) any other material development relating to the business, financial condition or results of operations of the Company; provided, however, that the delivery of any notice pursuant to this Section 5.02 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice under Article VI or Section 8.02.

     5.03 Further Action; Reasonable Efforts.
          (a) No party will take any action or omit to take any action that would cause the representations and warranties contained in Article III or Article IV, as the case may be, to be untrue on and as of the Closing Date.
          (b) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable efforts to take all such action.
     5.04 Public Announcements.
     Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or the rules or regulations of any United States or non-United States securities exchange. The parties have agreed upon the form of a joint press release announcing the execution of this Agreement.
     5.05 FIRPTA. The Company agrees to provide to Parent at Closing a certificate (in a form reasonably satisfactory to Parent and Merger Sub) meeting the requirements of Treasury regulation section 1.1445-2(b)(2).
     5.06 [Intentionally deleted].
     5.07 Certain Tax Matters.
          (a) Income Tax Straddle Periods.
               (i) [Intentionally deleted].
               (ii) Parent shall cause the Company and each Subsidiary to prepare and timely file all Tax Returns required to be filed after the Closing Date. Such Tax Returns shall be prepared and filed timely and on a basis consistent with procedures, accounting methods, and practices of the Company and its Subsidiaries in effect as of the date of this Agreement with respect to the treatment of specific items on such Tax Returns unless otherwise required by applicable Law. Parent shall not, and shall not allow the Company or any Subsidiary, to file any amended Tax Return relating to any period (or portion thereof) ending on before the Closing Date without the prior written permission of the Company Stockholder (which shall not be unreasonably withheld, delayed, or conditioned).
               (iii) [Intentionally deleted]

               (iv) If any Governmental Authority issues to the Company or any Subsidiary (i) a written notice of its intent to audit, examine or conduct another proceeding with respect to Taxes or Tax Returns of the Company or any Subsidiary for periods ending prior to the Closing Date or (ii) a written notice of deficiency, a written notice of reassessment, a written proposed adjustment, a written assertion of claim or written demand concerning Taxes or Tax Returns for periods ending on or prior to the Closing Date, Parent shall notify the Company Stockholder of its receipt of such communication from the Governmental Authority within ten (10) business days of receipt (collectively, a “Tax Claim”). Parent shall not allow the Company or any Subsidiary to settle or otherwise resolve any Tax Claim with respect to which the Company Stockholder could have a liability for Taxes under this Agreement without the prior written approval of the Company Stockholder.
          (b) Cooperation on Tax Matters.
               (i) Parent, the Company and its Subsidiaries, and the Company Stockholder shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this §5.07 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Company and its Subsidiaries and the Company Stockholder agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or the Company Stockholder, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company and its Subsidiaries or the Company Stockholder, as the case may be, shall allow the other Party to take possession of such books and records.
               (ii) Parent and the Company Stockholder further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
     5.08 Directors’ and Officers’ Indemnification.
          (a) If the Merger is consummated, then until the first anniversary of the Effective Time, the Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company to its directors and officers as of immediately prior to the Effective Time (the “Company Indemnified Officers and Directors”) pursuant to any indemnification provisions under the Company’s Certificate of Incorporation or Bylaws as in effect on the Agreement Date with respect to claims arising out of matters occurring prior to the Effective Time.

          (b) Until the first anniversary of the Effective Time, the Parent shall cause the Surviving Corporation not to amend, subject to applicable Law, the Certificate of Incorporation or Bylaws of the Company in a manner that would eliminate, reduce or terminate the benefit of the indemnification provisions in favor of the Company’s directors and officers, as contained in the Certificate of Incorporation and Bylaws as in effect as of the Agreement Date, for actions or omissions on the part of such directors and officers prior to the Closing Date.
          (c) The provisions of this Section 5.08 are intended to be for the benefit of, and shall be enforceable by, the Company Indemnified Officers and Directors.
     5.09 Conduct of Business. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees that (except as expressly contemplated or permitted by this Agreement or as required by applicable Law), without the prior written consent of Parent, which shall not be unreasonably withheld or delayed (each reference to “the Company” in this Section 5.09 shall refer to the Company and each of its Subsidiaries, as the case may be):
          (a) Ordinary Course of Business.
               (i) The Company shall carry on in the Ordinary Course of Business in all material respects, in substantially the same manner as heretofore conducted, and shall use its commercially reasonable efforts to keep available the services of its present officers and key employees, preserve intact its present lines of business, maintain its rights and franchises and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its ongoing businesses shall not be impaired in any material respect at the Effective Time.
               (ii) The Company shall not, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the Ordinary Course of Business.
          (b) Dividends; Changes in Share Capital. The Company shall not, and shall not propose to, (1) declare or pay any dividends on or make other distributions in respect of any of its capital shares, (2) split, combine or reclassify any of its capital shares or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, its capital shares or (3) repurchase, redeem or otherwise acquire any of its capital shares or any securities convertible into or exercisable for any of its capital shares.
          (c) Issuance of Securities. The Company shall not, issue, deliver, sell, pledge or dispose of, or authorize or propose the issuance, delivery, sale, pledge or disposition of, any of its capital shares of any class, any debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing.
          (d) Governing Documents. Except to the extent required to comply with its obligations hereunder or with applicable Law, the Company shall not amend or propose to so amend its Certificate of Incorporation or By-Laws.

          (e) No Acquisitions. The Company shall not acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets.
          (f) No Dispositions. The Company shall not sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than in the Ordinary Course of Business.
          (g) Investments; Indebtedness. The Company shall not (1) enter into any material joint venture, partnership or other similar arrangement, (2) make any loans, advances or capital contributions to, or investments in, any other person, other than any capital contributions to or other obligations in respect of any joint ventures of the Company pursuant to an agreement in existence on or prior to the date of this Agreement, or (3) incur indebtedness or guarantee any indebtedness for borrowed money of another person (in each case other than in the Ordinary Course of Business), enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, other than refinancings of pre-existing indebtedness.
          (h) Compensation. The Company shall not: (A) enter into, adopt, amend, create new benefit plans, (B) terminate any benefit plan, (C) increase the compensation or benefits payable to any current or former employee, officer, director, or consultant of the Company (including any such increase pursuant to any bonus, pension, equity compensation, profit sharing or other plan or commitment) or pay any amounts under such arrangements or benefit plans (including severance arrangements) not otherwise due, (D) enter into any collective bargaining agreement or similar agreement with respect to the Company or any employees thereof, (E) make contributions to tax-qualified defined benefit pension plans other than to the extent required by law or modify the actuarial assumptions in effect with respect to any such plan or (F) provide any funding for any rabbi trust or similar arrangement.
          (i) Cash Management. The Company shall conduct its financial operations in the Ordinary Course of Business in all material respects, in the same manner as heretofore conducted, including, by way of example and not limitation, the timely and orderly collection of all accounts receivable and other amounts owed to the Company. The Company shall make no expenditures in excess of $5,000 without receiving prior written approval from Parent after prior delivery to Parent of written request with all supporting documentation to support such request.
          (j) Accounting Methods. The Company shall not change in any material respect its methods of financial accounting in effect at March 31, 2009. The Company shall not make any material Tax election.
          (k) Non-Compete. The Company shall not, enter into any agreement that limits (other than in an insignificant manner) the ability of the Company, or would limit (other than in an insignificant manner) the ability of Parent or any Subsidiary of Parent after the Effective Time, to compete in or conduct any line of business or compete with any Person in any geographic area or during any period, it being understood that any restriction that by its terms does not extend more than two months beyond the Effective Time and is not applicable to the business of Parent at any time shall be deemed to be insignificant.
          (l) Materials Contracts. The Company shall not (1) modify, amend or terminate any Material Contract, (2) waive any material rights under any Material Contract or (3) enter into any agreement that would constitute a Material Contract if entered into as of the date of this Agreement other than (with respect to clauses (1) and (3)) in the Ordinary Course of Business.
          (m) Claims; Litigation. The Company shall not, settle or compromise any claim, demand, lawsuit or state or federal regulatory proceeding, whether now pending or hereafter made or brought, or waive, release or assign any rights or claims, in any such case in an aggregate amount in excess of $10,000, and the Company shall notify Parent in writing regarding any pending litigation hereafter made or brought against the Company.
          (n) Intellectual Property. The Company shall not, take any action which would limit in any material respect the Company’s freedom to license, cross-license or otherwise dispose of any material Intellectual Property to which the Company has rights as of the date of this Agreement.
     5.10 Conversion of Austin Ventures VIII, L.P. Convertible Notes. The Company Stockholder shall, immediately prior to and effective at Closing, convert the Austin Ventures VIII. L.P. Convertible Notes into Company Series B Stock.
     5.11 Dissolution of NetStreams International, Inc. The Company shall, prior to and as a condition of Closing, obtain all necessary approvals to file, and shall file, a certificate of dissolution with the Division of Corporations in the Delaware Department of State with respect to NetStreams International, Inc.
     5.12 [Intentionally Deleted]
ARTICLE VI
CONDITIONS TO THE MERGER
     6.01 Conditions to the Merger.
          (a) Company’s Conditions. The Company’s obligations to consummate the Merger and take the other actions required to be taken by the Company at the Closing are subject to the fulfillment or satisfaction as of the Closing, of each of the following conditions (it being understood that (I) any one or more of the following conditions may be waived by the Company in a writing signed on behalf of the Company and (II) by proceeding with the Closing, the Company shall be deemed to have waived any of such conditions that remain unfulfilled or unsatisfied):
               (i) Accuracy of Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article IV (a) that are qualified as to materiality shall be true and correct and (b) that are not qualified as to materiality shall be true and correct in all material respects, in each case on and as of the Closing (except for any such representations or warranties that by their terms speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects, on and as of such specified date or dates), except to the extent the failure of such representations and warranties to be so true and correct does not have a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement and at the Closing the Company shall have received a certificate to such effect executed by an officer of Parent.
               (ii) Covenants. Parent shall have performed and complied in all material respects with all of its covenants contained in this Agreement on or before the Closing (to the extent that such covenants require performance by Parent on or before the Closing), except to the extent the failure to so perform and comply with such covenants does not have a material adverse effect on Parent’s ability to consummate the Merger or to perform its obligations under this Agreement and at the Closing the Company shall have received a certificate to such effect executed by an officer of Parent.
               (iii) Compliance with Law; No Legal Restraints; No Litigation. There shall not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes limitations on the Merger or any other material transaction contemplated by this Agreement.
               (iv) Government Consents. There shall have been obtained at or prior to the Closing such permits or authorizations, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Merger.
               (v) Escrow Agreement. The Escrow Agreement shall have been executed and delivered by Parent, the Escrow Agent, the Company Stockholder and the Incentive Plan Representative.
               (vi) Approval of Company’s Stockholders. The Merger and this Agreement shall have been duly and validly approved and adopted, as required by DGCL and the Company’s Certificate of Incorporation and Bylaws, each as in effect on the date of such approval and adoption, by the requisite vote or written consent of the Company’s stockholders.
               (vii) Square 1 Bank Joinder Agreement. Square 1 Bank shall executed and delivered to Parent a Joinder Agreement, in form and substance satisfactory to Parent, in its sole discretion, with respect to the Square 1 Loan and the current and future rights of the Company and/or Parent to extend payment terms, refinance or otherwise modify the terms of the Square 1 Loan, and Square 1 Bank shall have consented in writing to the transactions contemplated by this Agreement.

          (b) Parent’s and Merger Sub’s Conditions. Parent’s and Merger Sub’s obligations to consummate the Merger and take the other actions required to be taken by them at the Closing are subject to the fulfillment or satisfaction, as of the Closing, of each of the following conditions (it being understood that (a) any one or more of the following conditions may be waived by Parent and Merger Sub in a writing signed by Parent and (b) by proceeding with the Closing, Parent and Merger Sub shall be deemed to have waived any of such conditions that remains unfulfilled or unsatisfied):
               (i) Accuracy of Representations and Warranties.
                    (A) The representations and warranties of the Company set forth in Article III (other than in Section 3.03 and Section 3.04) shall be true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality, which statements shall be true and correct in all respects giving effect to such standard) as of the Closing, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality, which statements shall be true and correct in all respects giving effect to such standard) as of such date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of, or modification to, the Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be given effect only if accepted in writing by Parent). Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the Company’s President or Chief Executive Officer.
                    (B) The representations and warranties of the Company set forth in Section 3.03 and Section 3.04 shall be true and correct at and as of the Closing, and, at the Closing, Parent shall have received a certificate to such effect executed by the Chief Executive Officer of the Company.
               (ii) Covenants. The Company shall have performed and complied in all material respects with all of its covenants contained in this Agreement at or before the Closing (to the extent that such covenants require performance by the Company at or before the Closing), and at the Closing Parent shall have received a certificate to such effect executed by the Company’s President or Chief Executive Officer.
               (iii) Compliance with Law; No Legal Restraints; No Litigation. There shall not be issued, enacted or adopted, by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, proceeding, judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes material limitations on: (a) the Merger or any other material transaction contemplated by this Agreement; or (b) Parent’s right (or the right of any Subsidiary of Parent) to own, retain, use or operate any of its products, services, properties or assets (including equity, properties or assets of the Company) or conduct the Company Business as a result of the Merger or seeking a disposition or divestiture of any such properties or assets. No litigation or proceeding shall be pending for the purpose of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement.

               (iv) Opinion of Company’s Legal Counsel. Parent shall have received from Wilson Sonsini Goodrich and Rosati, legal counsel to the Company, an opinion of counsel in substantially the form set forth in Exhibit C to this Agreement.
               (v) Company Approvals.
                    (A) The Board shall have recommended to the Company’s stockholders that such stockholders vote in favor of the approval of the Merger and adoption of this Agreement at the Stockholders’ Meeting or deliver a written consent in lieu of a meeting approving the Merger and adopting this Agreement. The Board shall not have withdrawn, amended or modified, or proposed or resolved to withdraw, amend or modify, in a manner adverse to Parent, the recommendation of the Board that the Company Stockholder vote or deliver a written consent in favor of and approve the Merger and adopt this Agreement
                    (B) The Merger and this Agreement shall have been duly and validly approved and adopted, as required by DGCL and the Company’s Certificate of Incorporation and Bylaws, each as in effect on the date of such approval and adoption, by the requisite written consent or vote of the Company Stockholder in respect of all Company Capital Stock owned by it.
               (vi) Resignations of Directors and Officers. Each person holding the position of a director or officer of the Company immediately prior to the Effective Time, shall have resigned from such positions in writing effective as of the Effective Time, pursuant to forms of resignation in form and substance satisfactory to Parent.
               (vii) Company Good Standing Certificate. Parent shall have received a certificate from the State of Delaware certifying that the Company is validly existing and in good standing in such jurisdiction, and that all applicable franchise taxes and fees of the Company have been paid.
               (viii) Officers’ Certificate. Parent shall have received a certificate dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer and its Secretary, (a) certifying as to the (i) Certificate of Incorporation, (ii) Bylaws, (c) Board resolutions approving the Merger and adopting this Agreement, (d) Company Stockholder’s resolution approving the Merger and adopting this Agreement, and (e) Board resolutions authorizing the termination of the Company Options and the Company Option Plan as of the day prior to the Closing Date, and (b) providing a representation and warranty to the Parent that all Company Options have been properly terminated in accordance with their terms and, in the case of stock options, in accordance with the provisions of the Company Option Plan.
               (ix) Escrow Agreement. The Escrow Agreement shall have been executed and delivered by Parent, the Escrow Agent, the Company Stockholder and the Incentive Plan Representative.
               (x) Incentive Plan Participant Agreements. Each of the Incentive Plan Participants shall have executed and delivered an Incentive Plan Participant Agreement.

               (xi) Merger Consideration Certificate. The Company shall have delivered a duly-executed Merger Consideration Certificate to Parent.
               (xii) Management Incentive Plan Acknowledgment. Parent shall have also received, the delivery of which is effective upon Parent’s payment as contemplated by Section 7.02(c), a Management Incentive Plan Acknowledgement, Release and Indemnification Agreement in the form attached hereto as Exhibit D, executed by each Incentive Plan Participant.
               (xiii) Dissolution of NetStreams International, Inc. The Company shall have delivered to Parent evidence satisfactory to Parent that the dissolution of NetStreams International, Inc. has been effected, along with a certificate of the Company, signed by the Company’s chief executive officer and chief financial officer, that any and all indebtedness of NetStreams International, Inc. has been paid prior to Closing.
               (xiv) Termination of Employees. The Company shall have terminated, or caused to be terminated, the employment of those persons designated in a writing to be furnished by Parent to Company prior to Closing, and the Company shall have delivered to Parent releases from each such terminated employee, in form and substance acceptable to Parent.
               (xv) Tax Certificate. The Company shall have delivered to Parent the certificate described in Section 5.05 herein.
               (xvi) Piper Jaffray Agreement. The Company shall have delivered to the Parent a copy of the fully executed Piper Jaffray Agreement, providing for such terms and conditions as are acceptable to Parent, in its sole discretion.
               (xvii) Transaction Expenses. The Company shall have provided to the Parent an updated Schedule 7.02(d), in form and content acceptable to Parent, reflecting Transaction Expenses as of the Effective Time.
               (xviii) Releases from Company Stockholder and Herman Cardenas. The Company shall have delivered, on behalf of the Company Stockholder and Herman Cardenas, releases, in form and substance acceptable to Parent, of all claims against the Company and its officers and directors, in their capacities as such, excepting any claims that may arise pursuant to this Agreement.
               (xix) Company Stockholder Stock Certificates. The Company Stockholder shall have delivered for cancellation all certificates representing stock of the Company held by it (save and except in respect of the Series B Stock to be issued to the Company Stockholder upon conversion of the Austin Ventures VIII, L.P. Convertible Notes).
               (xx) Square 1 Bank Joinder Agreement. Square 1 Bank shall executed and delivered to Parent a Joinder Agreement, in form and substance satisfactory to Parent, in its sole discretion, with respect to the Square 1 Loan and the current and future rights of the Company and/or Parent to extend payment terms, refinance or otherwise modify the terms of the Square 1 Loan, and Square 1 Bank shall have consented in writing to the transactions contemplated by this Agreement.

               (xxi) Termination of Shareholder Agreements. The Company shall have entered into that certain Termination Agreement dated as of the Closing Date, providing for the termination of that certain Amended and Restated Investors’ Rights Agreement dated as of August 24, 2006, (2) that certain Amended and Restated Voting Agreement dated as of August 24, 2006 (the “Voting Agreement”) and (3) that certain Management Rights Letter dated as of April 14, 2004.
               (xxii) Square 1 Credit Card Facility. The Company shall have delivered to Parent, or Parent’s representative, any and all credit cards that were issued pursuant to the Square 1 Bank Credit Card facility.
               (xxiii) S3 Ventures Fund II. L.P. Summary of Terms Agreement. With respect to that certain Summary of Terms Agreement (“S3 Agreement”) dated for reference October 8, 2009 between the Company and S3 Ventures Fund II, L.P. (“S3”), the Company shall have received a letter, in form and substance satisfactory to Parent, whereby S3 agrees that, upon Closing and receipt by S3 of its legal fees (as reflected in Schedule 7.02(d)), the S3 Agreement will be deemed terminated and S3 shall waived any and all rights and claims under such agreement.
               (xxiv) Confirmation of Mailing of §228 Notice. Company shall have provided evidence satisfactory to Parent that it has delivered to those of the Company’s stockholders that have not otherwise approved the Merger by written consent, an appraisal rights notice, which notice shall include the stockholder resolutions approving the Merger as previously approved by the Company’s stockholders by written consent in accordance with Section 228 of the DGCL.
ARTICLE VII
CLOSING MATTERS
     7.01 The Closing.
     Subject to termination of this Agreement as provided in Article VIII, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Parsons Behle & Latimer, 201 South Main Street, Salt Lake City, Utah on November 2, 2009, or at such other place, date and time as may be mutually agreed in writing by the Company and Parent (sometimes referred to herein as the “Closing Date”). Concurrently with the Closing, the Certificate of Merger shall be filed with the Secretary of State of Delaware in accordance with the DGCL. All documents delivered and actions taken at Closing shall be deemed to have been delivered or taken simultaneously, and no such delivery or action shall be considered effective or complete unless or until all other such deliveries or actions are completed or waived in writing by the party against whom such waiver is sought to be enforced.
     7.02 Exchange.
          (a) At the Effective Time, all outstanding Company Capital Stock shall, by virtue of the Merger and without further action, cease to exist, and all such securities shall be converted into the right to receive from Parent the cash amount to which the holder thereof is entitled pursuant to Section 2.01(d), subject to the provisions of Section 2.01(e) (regarding rights of holders of Dissenting Shares), Section 2.03 (regarding the withholding of the Escrow Cash) and Section 2.04 (regarding the Closing Adjustment).
          (b) On the Closing Date, immediately prior to the Effective Time, Parent shall pay to the Company stockholders which have voted in favor of the approval of the Merger and adoption of this Agreement at the Stockholders’ Meeting or have delivered a Stockholder Consent, the portion of the Closing Cash Consideration to which each stockholder of the Company is entitled pursuant to Sections 2.01(d)(i) and (ii).
          (c) On the Closing Date, immediately prior to the Effective Time, Parent shall pay, or cause to be paid by check, on behalf of the Company, to the various Incentive Plan Participants and those amounts comprising part of the Closing Cash Consideration that are specified in the Merger Consideration Certificate or in a schedule or exhibit thereto.
          (d) On the Closing Date, Parent shall pay, or cause to be paid, on behalf of the Company by wire transfer of immediately available funds, the Transaction Expenses to the persons and in the amounts set forth on Schedule 7.02(d), as such Schedule may be updated at Closing by written agreement among the Parent, the Company Stockholder and the Company.
          (e) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Company or its transfer agent of any Company Capital Stock that were outstanding immediately prior to the Effective Time.
     7.03 Dissenting Shares.
     If, in connection with the Merger, holders of Company Capital Stock are entitled to dissenters’ rights pursuant to the DGCL, any Dissenting Shares shall not be converted into a right to receive cash as provided in Section 2.01(d), but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL. Each holder of Dissenting Shares who, pursuant to the provisions of the DGCL, becomes entitled to payment of the fair value of such shares shall receive payment therefor in accordance with the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to the DGCL). In the event that any Company Stockholder fails to make an effective demand for payment or fails to perfect its dissenters’ rights as to its shares of Company Capital Stock or any Dissenting Shares shall otherwise lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the consideration issuable pursuant to Article II in respect of such shares had such shares never been Dissenting Shares, and Parent shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 7.02, following the satisfaction of the applicable conditions set forth in Section 7.02, the cash, without interest thereon, to which such Company Stockholder would have been entitled under Section 2.01(d) with respect to such shares, subject to the provisions of Section 2.03 (regarding the withholding of the Escrow Cash). The Company shall give Parent prompt notice (and in no event more than two business days) of any demand received by the Company for appraisal of Company Capital Stock or notice of exercise of a Company Stockholder’s dissenters’ rights. The Company agrees that, except with Parent’s prior written consent, it shall not voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demand for appraisal or exercise of dissenters’ rights.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER, SURVIVAL OF REPRESENTATIONS,
INDEMNIFICATION AND REMEDIES, AND CONTINUING COVENANTS
     8.01 Termination by Mutual Consent.
     This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Parent and the Company.
     8.02 Unilateral Termination.
          (a) Either Parent or the Company, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or any other material transaction contemplated by this Agreement.
          (b) Either Parent or the Company, by giving written notice to the other, may terminate this Agreement if the Merger shall not have been consummated by 5:00 p.m., Salt Lake City time, on November 6, 2009; provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(b) shall not be available to any party whose breach of a representation or warranty or covenant made under this Agreement by such party results in the failure of any condition set forth in Article VI to be fulfilled or satisfied on or before such date.
     8.03 Effect of Termination.
     In the event of termination of this Agreement as provided in Section 8.02, this Agreement shall forthwith become void and, except as expressly provided in Section 8.03(ii), there shall be no liability or obligation whatsoever on the part of Parent, Merger Sub or the Company or their respective officers, directors, stockholders or affiliates; provided, however, that (i) the provisions of this Section 8.03 (Effect of Termination) and Article XI (General Provisions) shall remain in full force and effect and survive any termination of this Agreement, and (ii) nothing herein shall relieve any party hereto from liability in connection with any material breach of any of such party’s covenants contained herein or intentional material breach of such party’s representations and warranties.
     8.04 Amendment.
     This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

     8.05 Waiver.
     Subject to applicable law, at any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.
     8.06 Survival.
          (a) If the Merger is consummated, the representations and warranties of the Company and contained in this Agreement shall survive the Effective Time and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the two-year anniversary of the Effective Time, after which time the representations and warranties shall not form the basis for any claim for Damages (as defined below); provided, however, that the Special Representations will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the expiration of the applicable statute of limitations for claims in respect thereof.
          (b) If the Merger is consummated, the covenants contained in this Agreement shall survive the Effective Time and remain in full force and effect until the two-year anniversary of the Effective Time, after which time the covenants shall not form the basis for any claim for Damages (as defined below); provided, however, that if the covenant explicitly states that it shall survive until a date before or after the two-year anniversary of the Effective Time, then such covenant shall survive for the period of time so specified.
          (c) The obligations to indemnify and hold harmless a party pursuant to this Article VIII with respect to a breach of a representation, warranty or covenant shall terminate when the applicable survival period with respect to such representation, warranty or covenant has expired pursuant to Sections 8.06(a) and 8.06(b), respectively; provided, however that no right to indemnification pursuant to this Article VIII in respect of any claim based upon any breach of a representation, warranty or covenant that is set forth in a Notice of Claim delivered prior to the expiry of the applicable survival period with respect to such representation, warranty or covenant shall be affected by the expiration of such representation or warranty; and
          (d) the expiration date of a representation or warranty shall not affect the rights of any Parent Indemnified Person under this Article VIII or otherwise to seek recovery, until the expiration of the applicable statute of limitations, of damages arising out of any fraud, willful breach or intentional misrepresentation of the Company.
     8.07 Agreement of Company Stockholder to Indemnify Parent Indemnified Parties. The Company Stockholder and the Incentive Plan Participants, as between the Company Stockholder on the one hand, and the Incentive Plan Participants on the other, will severally indemnify and hold harmless, in proportion to their respective Escrow Percentages, the Parent

Indemnified Persons from and against any and all Damages arising out of, resulting from or in connection with: (i) any failure of any representation or warranty made by the Company in this Agreement or the Disclosure Schedule (including the schedules thereto) to be true and correct as of the Closing Date; (ii) any failure of any certification, representation or warranty made by the Company in any certificate delivered to Parent pursuant to any provision of this Agreement to be true and correct as of the date such certificate is delivered to Parent; (iii) any breach of or default in connection with any of the covenants or agreements made by the Company in this Agreement; (iv) any Liabilities arising out of termination, as requested by Parent, of any of Company’s employees in connection with the anticipated effectiveness of the Merger and the acquisition of the Company by Parent; or (v) any Dissenting Shares Excess Payments.
     8.08 Agreement of Parent to Indemnify Company Indemnified Persons. Parent will indemnify and hold harmless the Company Indemnified Persons from and against any and all Damages arising out of, resulting from or in connection with: (i) any failure of any representation or warranty made by the Parent in this Agreement to be true and correct as of the Closing Date; (ii) any failure of any certification, representation or warranty made by the Parent in any certificate delivered to Company or the Company Stockholder pursuant to any provision of this Agreement to be true and correct as of the date such certificate is so delivered; and (iii) any breach of or default in connection with any of the covenants or agreements made by the Parent in this Agreement.
     8.09 Limitations.
          (a) Notwithstanding anything contained herein to the contrary, no Indemnified Person may recover in respect of any claim for indemnification that is made pursuant to either Section 8.07 or Section 8.08, as appropriate, and does not involve fraud, willful breach or intentional misrepresentation by the other Indemnified Person unless and until Damages in an individual amount greater than $10,000 (the “De Minimis Threshold”) and in an aggregate amount greater than $25,000 (the “Basket”) have been incurred, paid or properly accrued, in which case the Parent Indemnified Persons or Company Indemnified Persons, as the case may be, may make claims for indemnification in respect of any Damages from the first dollar (including the first $25,000); provided that all claims for indemnification which individually exceed the De Minimis Threshold may be aggregated for purposes of determining whether the Basket has been reached, and that, for purposes of determining whether claims for indemnification individually exceed the De Minimis Threshold and whether such De Minimis Threshold has been reached, all claims for indemnification arising out of the same, similar or related set of facts, circumstances or events giving rise to an alleged breach or violation of the representations and warranties contained herein shall be aggregated; provided further, however, that any Damages covered by clauses (iv) and (v) of Section 8.07 or arising from or relating to a breach of any Special Representation are not subject to either of the De Minimis Threshold or the Basket and may be deducted from Escrow Cash on a dollar for dollar basis.
          (b) Any obligation to indemnify a Parent Indemnified Person for Damages shall be satisfied as follows: first, out of the Escrow Cash pursuant to the terms of the Escrow Agreement, as such amount may be replenished pursuant to Section 2.01(g)(iv) herein, in which case the Escrow Cash shall be reduced by the amount of any such Damages; second, through any Earnout Consideration paid into Escrow and comprising part of the Escrow Amount pursuant to

Section 2.01(g)(iv); and third, if and to the extent such Damages include a Payable Post-Closing Adjustment, if the aggregate of all Damages exceeds both the Escrow Cash and any Earnout Consideration payable hereunder, Company Shareholder shall promptly pay such excess amount directly to Parent Indemnified Persons; provided, however, that, absent fraud, the maximum amount of Damages for which the Company Stockholder and Incentive Plan Participants shall be liable hereunder (including Section 8.11) shall be $980,000, plus the amount of any Payable Post-Closing Adjustment.
     8.10 Notice of Claim; Claims Period.
          (a) As used herein, the term “Claim” means a claim by an Indemnified Person for indemnification or Damages under this Article VIII.
          (b) Either the Company Stockholder (acting on its own behalf or on behalf of the Incentive Plan Representative) or the Parent (acting on its own behalf or on behalf of another Parent Indemnified Person) may give notice of a Claim under this Agreement, whether for its own Damages or, in the case of Parent, for Damages incurred by any other Parent Indemnified Person. Such party (for the purposes of this Article VIII, the “Indemnified Party”) shall give written notice of a Claim (a “Notice of Claim”) to the other party (for the purposes of this Article VIII, the “Indemnifying Party”) (with a copy to the Escrow Agent if the Claim involves recovery against the Escrow Cash) promptly after the Indemnified Party becomes aware of the existence of any potential claim for indemnification under this Article VIII arising from or relating to (i) any matter specified in Sections 8.07 or 8.08, or, (ii) in the case of Parent, the assertion, whether orally or in writing, against Parent or any other Parent Indemnified Person of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against Parent or such other Parent Indemnified Person that is based on, arises out of or relates to any matter specified in Section 8.07 (in each such case, a “Third-Party Claim”).
          (c) Each Notice of Claim given pursuant to this Section 8.10 shall contain the following information:
               (i) that the Indemnified Party has directly or indirectly incurred, paid or properly accrued (in accordance with GAAP) or, in good faith, believes it shall have to directly or indirectly incur, pay or accrue (in accordance with GAAP), Damages in an aggregate stated amount arising from such Claim (which amount may be the amount of damages claimed by a third party in an action brought against any Parent Indemnified Person based on alleged facts, which if true, would give rise to liability for Damages to such Parent Indemnified Person under this Article VIII); and
               (ii) a brief description, in reasonable detail (to the extent reasonably available to the Indemnified Party), of the facts, circumstances or events giving rise to the alleged Damages based on the Indemnified Party’s good faith belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available) and copies of any formal demand or complaint, the amount of Damages, the date each such item was incurred, paid or properly accrued, or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

          (d) The period during which a Claim may be initiated (as applicable, the “Claims Period”) shall commence at the Effective Time and terminate thirty (30) days following the end of the applicable survival period described in Section 8.06 with respect to the factual basis upon which such Claim is made. Notwithstanding anything contained herein to the contrary, any Claims for Damages specified in any Notice of Claim delivered prior to expiration of the Claims Period with respect to facts and circumstances existing prior to expiration of the Claims Period shall remain outstanding until such Claims for Damages have been resolved or satisfied, notwithstanding the expiration of such Claims Period. Until the expiration of the Claims Period, no delay on the part of an Indemnified Party in delivering a Notice of Claim shall relieve such Indemnified Party from any of its obligations under this Article VIII unless (and then only to the extent that) the other Indemnifying Party is materially prejudiced thereby.
     8.11 Defense of Third Party Claims.
          (a) Parent shall determine and conduct the defense or settlement of any Third-Party Claim, and the costs and expenses incurred by Parent in connection with such defense or settlement (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Damages for which Parent may seek indemnification pursuant to a Claim made by any Parent Indemnified Person hereunder.
          (b) The Company Stockholder shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim to the extent that receipt of such documents by the Company Stockholder does not affect any privilege relating to the Parent Indemnified Person and may participate in, but not to determine or conduct, any defense of the Third-Party Claim or settlement negotiations with respect to the Third-Party Claim.
          (c) Parent shall seek the prior written consent of the Company Stockholder, which consent shall not be unreasonably withheld, conditioned or delayed, before entering into any settlement with respect to a Third-Party Claim. In the event that the Company Stockholder consents to such a settlement of a Third-Party Claim, then Parent shall, subject to the provisions of Article VIII, be entitled to recover the total amount of all Damages incurred in connection with settlement of such Third-Party Claim from the Company Shareholder (subject to the limitations set forth in Section 8.09), and the Company Stockholder shall otherwise have no power or authority to object under any provision of this Article VIII to such recovery. In the event that the Parent elects to enter into such settlement of a Third-Party Claim and Company Stockholder has not consented thereto, then such settlement shall not be conclusive evidence of the amount of Damages incurred by the Parent or Parent Indemnified Person in respect of such Third-Party Claim.
          (d) To the extent there is an inconsistency between this Section 8.11 and Section 5.07(a) with respect to any Tax Claim, Section 5.07(a) shall control.
     8.12 [Intentionally Deleted.]
     8.13 Resolution of Notice of Claim.
     Each Notice of Claim shall be resolved as follows:

          (a) Uncontested Claims. If, within 30 days after a Notice of Claim is received, the Indemnifying Party does not contest such Notice of Claim in writing as provided in Section 8.13(b), the Indemnifying Party shall be conclusively deemed to have consented to the recovery by the Indemnified Party of the full amount of Damages specified in the Notice of Claim in accordance with this Article VIII, including, as applicable, the forfeiture of Escrow Cash, and, without further notice, to have stipulated to the entry of a final judgment for damages for such amount in any court having jurisdiction over the matter where venue is proper.
          (b) Contested Claims. If, however, the Indemnifying Party gives written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) (with, in the case where the Indemnified Party is represented by the Company Stockholder, a copy to the Escrow Agent) within the 30 day period specified in Section 8.13(a), then such Contested Claim shall be resolved by either (i) a written settlement agreement executed by both the Indemnified Party and the Indemnifying Party (a copy of which shall be furnished to the Escrow Agent) or (ii) in the absence of such a written settlement agreement within 60 business days following receipt of the Contested Claim from the Indemnifying Party, by binding litigation in accordance with the terms and provisions of Section 8.13(c). If either the Indemnified Party or the Indemnifying Party receives written notice of a Contested Claim, it shall within five business days provide written notice of receipt to the other Indemnified Person.
          (c) Litigation of Contested Claims. Either the Indemnified Party or the Indemnifying Party may bring suit to resolve a Contested Claim. The decision of the trial court as to the validity and amount of any claim in such Notice of Claim shall be nonappealable, binding and conclusive upon the parties to this Agreement, and the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Cash in accordance therewith. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction. For purposes of this Section 8.13(c), in any suit hereunder each party shall pay its own expenses, including attorneys’ fees and costs.
     8.14 Release of Remaining Escrow Cash.
     Within thirty (30) days following the end of the Earnout Period (the “Escrow Release Date”), the Escrow Cash shall be released to the Company Stockholder and Incentive Plan Participants pursuant to the Escrow Agreement, other than any Escrow Amount that is necessary to satisfy all unresolved, unsatisfied or disputed claims for Damages specified in any Notice of Claim delivered to the Company Stockholder before the end of the Escrow Release Date. If any Claims for which Parent has delivered a Notice of Claim to the Company Stockholder before the expiration of the applicable Claims Period are unresolved, unsatisfied or disputed as of the expiration of the applicable Claims Period, then the Escrow Agent shall retain possession and custody of that amount of Escrow Cash that equals the total maximum amount of Damages then being claimed by Parent Indemnified Persons in all such unresolved, unsatisfied or disputed Claims, and as soon as all such Claims have been resolved, the Escrow Agent shall deliver to the Company Stockholder and Incentive Plan Participants any remaining Escrow Amount not required to satisfy such Claims.

     8.15 Computation of Damages.
     For the purposes of this Article VIII, all Damages of an Indemnified Person as a result of an event or circumstance for which such Indemnified Person is subject to indemnification under this Article VIII shall be computed net of any Tax benefit that such Indemnified Person actually realizes in the year it incurs the Damages as a result of being able to currently deduct the Damages for Tax purposes. For purposes of the prior sentence, the amount of any Tax benefit shall be reduced to the extent an Indemnified Person or its Affiliate actually incurs any Tax detriment as a result of currently including an indemnification payment into income as required under applicable law.
     8.16 Tax Consequences of Indemnification Payments and Earnout Payments.
          (a) All payments (if any) made pursuant to any indemnification obligations under this Article VIII will be treated as adjustments to the Merger Consideration for tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law.
          (b) All payments (if any) of Earnout Consideration will be treated as additional Merger Consideration and, except to the extent such payments are required to be treated as interest under Code Section 483 or analogous provisions of the Code or state or local law, such treatment shall govern for all Tax purposes.
     8.17 Sole Remedy. From and after the Closing, the indemnification provided for in this Article VIII shall be the sole and exclusive remedy of the Parent Indemnified Persons and the Company Indemnified Persons, whether in contract, tort or otherwise, excepting fraud, for all matters arising under or in connection with this Agreement, the transaction documents delivered pursuant to this Agreement, and the transactions contemplated hereby and thereby, including, without limitation, for any inaccuracy or breach of any representation, warranty, covenant or agreement set forth herein. Notwithstanding any other provisions of this Agreement, the provisions of this Article VIII shall not apply to any claim arising by reason of fraud of any party hereto.
ARTICLE IX
GENERAL PROVISIONS
     9.01 Notices.
     All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.01):

if to Parent or Merger Sub:	ClearOne Communications, Inc.
5225 Wiley Post Way, Suite 500
Salt Lake City, UT 84116
Telephone No.: (801) 975-7200
Telecopier No.: (801) 303-3333
Attention: Zee Hakimoglu, President and
Chief Executive Officer

with a copy to:	Parsons Behle & Latimer
1800 — 201 South Main Street
Salt Lake City, Utah 84111
Telephone No.: (801) 536-6940
Telecopier No.: (801) 536-6111
Attention: Geoffrey W. Mangum

if to the Company:	NetStreams, Inc.
3600 W. Parmer Lane, Suite # 100
Austin, TX 78727
Telephone No.: (512) 977-9393
Telecopier No.: (512) 977-9398
Attention: Kevin Reinis, President and
Chief Executive Officer

with a copy to:	Wilson Sonsini Goodrich & Rosati,
Professional Corporation
900 South Capital of Texas Highway
Las Cimas IV, Fifth Floor
Austin, TX 78746
Telephone No.: (512) 338-5400
Telecopier No.: (512) 338-5499
Attention: Paul Tobias

if to the Company Stockholder:	Austin Ventures VIII, L.P
300 West 6th Street
Suite 2300
Austin, Texas 87801-3902
Telephone No.: (512) 485-1900
Telecopier No.: (512) 651-8500
Attention: Clark Jernigan

with a copy to:	Wilson Sonsini Goodrich & Rosati
900 South Capital of Texas Highway
Las Cimas IV, Fifth Floor
Austin, TX 78746
Telephone No.: (512) 338-5400
Telecopier No.: (512) 338-5499
Attention: Paul Tobias

if to the Incentive Plan	Kevin A Reinis
Representative:	4608 Hero Court
Austin, TX 78735
H: 512.358.9198
C: 512.657.5573
Personal Email: kareinis@gmail.com
     9.02 Severability.
     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.
     9.03 Entire Agreement; Assignment.
     This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any affiliate of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.
     9.04 Parties in Interest.
     This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.08 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons) and any rights conferred hereunder to Incentive Plan Participants, exercisable through the Incentive Plan Representative. Notwithstanding the foregoing, the Escrow Agreement identifies Square 1 Bank as an intended third party beneficiary hereunder of what is referred to therein as the “Square 1 Payments,” which are provided for hereinabove, and the parties hereto acknowledge that such is in fact the case.
     9.05 Specific Performance.
     The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
     9.06 Governing Law and Consent to Jurisdiction.
     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Utah and the Federal courts of the United States of America located within the County of Salt Lake in the State of Utah solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby (including resolution of disputes under Section 8.13(c)), and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Utah State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.01 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in Salt Lake County, Utah.
     9.07 Waiver of Jury Trial.
     Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Merger. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Merger, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.07.
     9.08 Headings.
     The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.09 Counterparts.
     This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
[Signature Page to Follow]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CLEARONE COMMUNICATIONS, INC.
By:	/s/ Zeynep Hakimoglu
	Name:	Zeynep Hakimoglu
	Title:	President and CEO

ALTA-WASATCH ACQUISITION CORPORATION
By:	/s/ Zeynep Hakimoglu
	Name:	Zeynep Hakimoglu
	Title:	President and CEO

NETSTREAMS, INC.
By:	/s/ Kevin A. Reinis
	Name:	Kevin A. Reinis
	Title:	President and CEO

AUSTIN VENTURES VIII, L.P.
By:	/s/ Joseph C. Aragona
	Name:	Joseph C. Aragona
	Title:	General Partner

INCENTIVE PLAN REPRESENTATIVE:
/s/ Kevin A. Reinis
KEVIN A. REINIS